Exhibit 4.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 12, 2012

among

A. O. SMITH CORPORATION,

A.O. SMITH ENTERPRISES LTD.,

A.O. SMITH INTERNATIONAL HOLDINGS B.V.,

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and L/C Issuer

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

U.S. BANK NATIONAL ASSOCIATION

and

BMO HARRIS BANK N.A.,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

CUSIP: 00185GAG6

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(continued)

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(continued)

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(continued)

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(continued)

		Page
11.16	Governing Law and Jurisdiction	90
11.17	Jury Trial	91
11.18	Judgment Currency	91
11.19	Entire Agreement	91
11.20	Designation and Release of Guarantors	91

SCHEDULES

Schedule 1.1	Pricing Schedule
Schedule 2.1	Commitments and Pro Rata Shares
Schedule 5.5	Litigation
Schedule 5.7	ERISA
Schedule 5.12	Environmental Matters
Schedule 5.14	Subsidiaries
Schedule 7.1	Existing Liens
Schedule 11.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Guaranty
Exhibit D	Form of Legal Opinion of Counsel to the Company
Exhibit E	Form of Legal Opinion of Counsel to the Canadian Borrower
Exhibit F	Form of Legal Opinion of Counsel to the Dutch Borrower
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Promissory Note
Exhibit I	Form of Compliance Certificate
Exhibit J	Form of Request for Increase in Aggregate Commitment

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 12, 2012, among A. O. SMITH CORPORATION, a Delaware corporation (the “Company”), A. O. SMITH ENTERPRISES LTD., an Ontario corporation (the “Canadian Borrower”), A. O. SMITH INTERNATIONAL HOLDINGS B.V., a Netherlands limited liability company (the “Dutch Borrower”), the several financial institutions from time to time party to this Agreement (collectively the “Lenders”; individually each a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer (each as defined below), and WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, U.S. BANK NATIONAL ASSOCIATION and BMO HARRIS BANK N.A., as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents.

WHEREAS, the Company, the Canadian Borrower, the Dutch Borrower, the Administrative Agent, the L/C Issuer and certain of the Lenders previously entered into that certain Credit Agreement, dated as of November 12, 2010 (as it existed immediately prior to the Restatement Signing Date (as defined below), the “Existing Credit Agreement”);

WHEREAS, the Company has requested (i) an extension of the Termination Date (as defined below), (ii) adjustments to the Applicable Margins (as defined below) and (iii) the other amendments set forth herein; and

WHEREAS, as a result of such request, the parties wish to amend and restate the Existing Credit Agreement in its entirety by entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties amend and restate the Existing Credit Agreement in its entirety as follows:

SECTION 1 DEFINITIONS

1.1 Certain Defined Terms. The following terms have the following meanings:

Administrative Agent means Wells Fargo Bank in its capacity as administrative agent for the Lenders hereunder, and any successor thereto in such capacity arising under Section 9.9.

Administrative Agent’s Office means the address for payments to the Administrative Agent set forth on Schedule 11.2 or such other address as the Administrative Agent may from time to time specify.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affected Lender has the meaning assigned to such term in Section 3.7.

Affiliate means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

Agent-Related Persons means the Administrative Agent, any successor to the Administrative Agent in such capacity, the Affiliates of the Administrative Agent, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Aggregate Commitment means the aggregate amount of the Commitments, as such amount may be adjusted in accordance with the terms of this Agreement (including Sections 2.8 and 2.20). As of the Restatement Signing Date, the Aggregate Commitment is U.S.$400,000,000.

Agreement means this Credit Agreement.

Anti-Terrorism Law means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; (d) any legislation equivalent to any of the foregoing in Canada or the Netherlands; and (e) any other governmental rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

Applicable Margin means, (i) for the period beginning on the Restatement Effective Date and ending on the date that is five Business Days after the date on which the Compliance Certificate for the fiscal year ended December 31, 2012, is scheduled to be delivered, for Eurodollar Loans, 1.100%, for Base Rate Loans, 0.100%, and for CDOR Rate Loans, 1.100%, and (ii) at any time thereafter, and as adjusted on the date that is five Business Days after the date on which the Compliance Certificate for each fiscal quarter or fiscal year, as applicable, thereafter is scheduled to be delivered, the applicable percentage set forth in Schedule 1.1 opposite the Leverage Ratio as of the end of the applicable fiscal quarter or fiscal year. For the avoidance of doubt, the Applicable Margin as in effect under the Existing Credit Agreement immediately prior to the Restatement Effective Date shall be applicable to all interest accruing prior to the Restatement Effective Date.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Attorney Costs means and includes all reasonable attorneys’ fees and charges.

Bank of America Fee Letter means that certain Fee Letter, dated November 5, 2012, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Borrowers.

Base Rate means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the daily Eurodollar Rate for a one-month Interest Period in effect on such day plus 1.00%.

Base Rate Loan means a U.S. Loan or a Dutch Loan that bears interest based on the Base Rate.

BMO Fee Letter means that certain Fee Letter, dated November 15, 2012, by and among BMO Harris Bank N.A. and the Borrowers.

Borrower means each of the Company, the Canadian Borrower and the Dutch Borrower.

Borrowing means a borrowing hereunder consisting of Loans made to the same Borrower on the same day by the Lenders under Section 2 and (a) in the case of U.S. Loans, Dutch Loans or Canadian Loans, of the same Type, and (b) in the case of Eurodollar Loans, having the same Interest Period.

Borrowing Date means any date on which a Borrowing occurs under Section 2.3 or 2.5.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte are authorized or required by law to close and (a) if the applicable Business Day relates to a Eurodollar Loan, means such a day on which dealings are carried on in the London interbank eurodollar market; and (b) in the case of payments and disbursements in Canadian Dollars, means such a day on which both the Canadian Reference Bank’s main Toronto office is open for commercial banking business in Toronto, Ontario, and commercial banks in London are open for commercial banking business in London.

Canadian Borrower has the meaning assigned to such term in the preamble to this Agreement.

Canadian Borrowing means a Borrowing of Canadian Loans.

Canadian Cost of Funds Rate means, for any day, a rate per annum equal to the cost of funds of the Administrative Agent as established by the Canadian Reference Bank based on its customary practice.

Canadian Dollar Equivalent means, at any time, (a) as to any amount denominated in Canadian Dollars, the amount thereof at such time; and (b) as to any amount denominated in any other currency, the equivalent amount in Canadian Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Canadian Dollars with such currency.

Canadian Dollar Outstandings means, for any Lender, the aggregate principal amount of such Lender’s outstanding Canadian Loans.

Canadian Dollars and C$ each mean lawful money of Canada.

Canadian Loan means a loan to the Canadian Borrower denominated in Canadian Dollars.

Canadian Pension Plan means a pension plan, whether or not registered in accordance with the ITA (that is not subject to ERISA) which the Canadian Borrower or any other Canadian Subsidiary of the Company establishes, sponsors, maintains or administers or into which the Canadian Borrower or any other Canadian Subsidiary of the Company makes or is obligated to make contributions at any time.

Canadian Prime Rate means, for any day, a fluctuating rate of interest per annum equal to the greater of (i) CDOR at such time plus 0.50%, and (ii) the rate of interest per annum most recently announced by the Canadian Reference Bank as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designated as its “prime rate” (the “prime rate” is a rate set by the Canadian Reference Bank based upon various factors, including the Canadian Reference Bank’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the prime rate announced by the Canadian Reference Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

Canadian Prime Loan means a Loan denominated in Canadian Dollars and bearing interest at a rate determined by reference to the Canadian Prime Rate.

Canadian Reference Bank means Bank of Montreal, or its successors and assigns, or such other bank as the Administrative Agent and the Company may from time to time designate, in their reasonable discretion.

Canadian Sublimit means an amount equal to U.S.$75,000,000, as such amount may be adjusted from time to time pursuant to Section 2.21. The Canadian Sublimit is part of, and not in addition to, the Aggregate Commitment.

Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any Person controlling a bank.

Capital Lease means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Capitalized Lease Obligations means, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for its own benefit and for the benefit of the L/C Issuer and the Lenders, as collateral subject to a first priority, perfected security interest securing the Obligations, cash or deposit account balances in an amount equal to the then Effective Amount of all L/C Obligations or the obligations of a Deteriorating Lender under a Letter of Credit, as applicable, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning. Cash Collateral shall be maintained in interest-bearing blocked deposit accounts at Wells Fargo Bank.

CDOR means, on the day, (a) the annual rate of interest determined by the Administrative Agent which is equal to the arithmetic average (calculated on the basis of a year of 365 days and rounded upward, if necessary, to the nearest integral multiple of 0.01%) of the discount rates (calculated on the basis of a year of 365 days) applicable to Canadian Dollar bankers’ acceptances having a maturity comparable to the applicable interest period as quoted on the Reuters CDOR page (or such other page as may from time to time replace such page on that service for the purpose of displaying quotations for bankers’ acceptances denominated in Canadian Dollars accepted by banks listed in Schedule I to the Bank Act (Canada)) at approximately 10:00 a.m. (Toronto time) on such day; or (b) if the rate described in clause (a) is not available on such day, the discount rate applicable to Canadian Dollar bankers’ acceptances quoted by any major bank named in Schedule I to the Bank Act (Canada) selected by the Administrative Agent, acting reasonably, as of 10:00 a.m. (Toronto time) on such day to purchase bankers’ acceptances accepted by it having a maturity comparable to the applicable interest period (rounded upward, if necessary, to the nearest integral multiple of 0.01%).

CDOR Rate Loan means a Canadian Loan denominated in Canadian Dollars and bearing interest at a rate determined by reference to the CDOR Rate.

Change of Control means any of the following events:

(a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act as in effect on the date hereof, but excluding (i) any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (ii) any Permitted Holders) shall become the Beneficial Owner (as defined in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof) of 30% or more (by number of votes) of the Voting Stock;

(b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members (other than as a result of the death or disability of a Continuing Member so long as there has not been an opportunity to replace such Continuing Member);

(c) at any time prior to termination of the Canadian Sublimit, the Company shall fail to beneficially own, directly or indirectly, all of the outstanding equity interests in the Canadian Borrower; or

(d) at any time prior to termination of the Dutch Sublimit, the Company shall fail to beneficially own, directly or indirectly, all of the outstanding equity interests in the Dutch Borrower.

Change of Law means the occurrence after the Restatement Signing Date (or, in the case of any Lender that becomes a Lender after the Restatement Signing Date, the occurrence after the date such Lender becomes a Lender) of any of the following: the adoption of any Law, any change in any Law or the application or requirements thereof (whether such change occurs in accordance with the terms of such Law as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Law by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority, provided that (a) notwithstanding anything herein to the contrary but subject to clause

(b) below, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued, and (b) notwithstanding anything herein to the contrary, “Change of Law” shall exclude any change of the type described above that is merely proposed and not binding.

Code means the U.S. Internal Revenue Code of 1986.

Commitment has the meaning specified in Section 2.1.

Company has the meaning assigned to such term in the Preamble.

Compliance Certificate means a certificate substantially in the form of Exhibit I.

Consolidated EBITDA means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes (including franchise taxes based upon income) payable by the Company and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other items reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash items increasing Consolidated Net Income for such period; provided, however, that pro forma credit shall be given for the Consolidated EBITDA of any Person (or identifiable business units or divisions) acquired during the applicable period as if owned on the first day of the applicable period; Persons (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

Consolidated Interest Charges means, for any period, the sum of (a) all interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) to the extent not included in clause (a), the consolidated yield or discount accrued during such period on all Securitization Obligations.

Consolidated Interest Coverage Ratio means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

Consolidated Net Income means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

Consolidated Net Worth means the Company’s consolidated stockholders’ equity.

Continuing Member means a member of the Board of Directors of the Company who (a) was a member of the Company’s Board of Directors on the Restatement Signing Date and has been such continuously thereafter, (b) became a member of such Board of Directors after the Restatement Signing Date and whose election or nomination for election was approved by a vote of the majority of the members of the Company’s Board of Directors who were then Continuing Members or by a nominating or similar committee of the Board of Directors by a vote of the majority of the members of such committee who were then Continuing Members, or (c) became a member of such Board of Directors after the Restatement Signing Date and whose election or nomination for election was approved by Permitted Holders.

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

Conversion/Continuation Date means any date on which, under Section 2.4 or Section 2.6, the Company (a) converts Loans of one Type to the other Type or (b) continues as Eurodollar Loans, but with a new Interest Period, Eurodollar Loans having an Interest Period expiring on such date.

Credit Extension means each of the following: (a) the making of any Loan, and (b) an L/C Credit Extension.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money and all mandatory purchase, redemption or other retirement obligations of such Person in respect of its mandatorily redeemable preferred stock; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business and, in the case of accounts payable, on ordinary terms, (ii) accrued pension cost, employee compensation and benefits and postretirement health care obligations arising in the ordinary course of business, and (iii) obligations in respect of customer advances); (c) all reimbursement or payment obligations of such Person with respect to letters of credit; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than an operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capitalized Lease Obligations of such Person; (g) all indebtedness of the types referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided that the amount of any such Debt shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; (h) all net Hedging Obligations of such Person; and (i) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the type referred to in clauses (a) through (f) above; provided, however, that Debt shall not include (i) indebtedness owing to the Company by any Subsidiary of the Company or indebtedness owing to any Subsidiary of the Company by the Company or any other Subsidiary of the Company; (ii) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof); (iii) earnouts and holdbacks in connection with acquisitions that are contingent on the performance of the business (but excluding, for the avoidance of doubt, any indebtedness described in clause (e) above); or (iv) legally defeased indebtedness. The amount of Debt of the Company and its Subsidiaries shall be calculated without duplication of Guaranty Obligations of the Company or any of its Subsidiaries in respect thereof.

Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default Rate means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the rate otherwise applicable to such Obligations plus 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Letter of Credit Fee Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Law.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute (specifically identified), (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, (d) has failed, within three Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in L/C Obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s or the Company’s receipt of such certification in form and substance satisfactory to it, or (e) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or had had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

Departing Lender means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

Departing Lender Signature Page means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Restatement Signing Date.

Designated Person means any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (c) (i) is an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

Deteriorating Lender means (a) any Lender that is a Defaulting Lender or (b) any Lender as to which (i) the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under other syndicated credit facilities other than as a result of a bona fide dispute or (ii) an entity that controls such Lender becomes subject to a receivership, bankruptcy or other similar proceeding. For the purpose of this definition, “control” of any Lender shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

Disposition has the meaning assigned to such term in Section 7.3.

Dollar Equivalent means, at any time, (a) as to any amount denominated in U.S. Dollars, the amount thereof at such time, and (b) as to any amount denominated in Canadian Dollars, the equivalent amount in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of U.S. Dollars with Canadian Dollars.

Domestic Subsidiary means any Subsidiary other than a Foreign Subsidiary.

Dutch Borrower has the meaning assigned to such term in the preamble to this Agreement.

Dutch Loan means a Loan to the Dutch Borrower denominated in U.S. Dollars.

Dutch Sublimit means an amount equal to U.S.$100,000,000, as such amount may be adjusted from time to time pursuant to Section 2.21. The Dutch Sublimit is part of, and not in addition to, the Aggregate Commitment.

Effective Amount means, with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any issuance or amendment of a Letter of Credit occurring on such date, any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

Effective Date means November 12, 2010, to the extent used in any Loan Documents.

Eligible Assignee means a Person that is (a) a Lender, an Affiliate of a Lender, an Approved Fund, or any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer and (ii) unless an Event of Default has occurred and is continuing, the Company (such approval not to be unreasonably withheld or delayed), and (b) (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) the Company or any of the Company’s Affiliates or Subsidiaries or (2) any Defaulting Lender.

Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all federal (United States of America and Canada), state, provincial, district, local, municipal and foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and land use matters.

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event means, except as otherwise disclosed to the Administrative Agent and the Lenders prior to the date of this Agreement: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or the receipt of notification by the Company or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan that has any Unfunded Pension Liability, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, the receipt by the Company or any ERISA Affiliate of notice of termination of a Multiemployer Plan under Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or, to the knowledge of the Company or any ERISA Affiliate, a Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of the Company or any ERISA Affiliate, any Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

Eurodollar Loan means a U.S. Loan or a Dutch Loan that bears interest by reference to the Eurodollar Rate (other than a Base Rate Loan for which interest is determined by reference to the Eurodollar Rate).

Eurodollar Rate means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum appearing on Reuters Screen LIBOR01 Page (“LIBOR”) (or another commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Eurocurrency deposits for the corresponding U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Wells Fargo Bank and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Event of Default has the meaning assigned to such term in Section 8.1.

Exchange Act means the Securities Exchange Act of 1934.

Executive Order means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 13268 and as further amended after the date hereof.

Existing Credit Agreement has the meaning assigned to such term in the recitals to this Agreement.

“Existing Loan” shall mean each “Loan” under and as defined in the Existing Credit Agreement outstanding immediately prior to the Restatement Signing Date.

Facility Fee Rate means, (i) for the period beginning on the Restatement Effective Date and ending on the date that is five Business Days after the date on which the Compliance Certificate for the fiscal year ended December 31, 2012, is scheduled to be delivered, 0.150%, and (ii) at any time thereafter, and as adjusted on the date that is five Business Days after the date on which the Compliance Certificate for each fiscal quarter or fiscal year, as applicable, thereafter is scheduled to be delivered, the applicable percentage set forth in Schedule 1.1 opposite the Leverage Ratio as of the end of the applicable fiscal quarter or fiscal year. For the avoidance of doubt, the Facility Fee Rate as in effect under the Existing Credit Agreement immediately prior to the Restatement Effective Date shall be applicable to all facility fees accruing prior to the Restatement Effective Date.

FATCA means Sections 1471 through 1474 of the Code, and any regulations or administrative guidance or other official interpretations thereof and any applicable case Law.

Federal Funds Rate means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

First Rate has the meaning assigned to such term in Section 2.12(i).

Foreign Subsidiary means any Subsidiary that (i) is organized under the laws of a jurisdiction other than the United States or a State thereof and (ii) does substantially all of its business outside of the United States.

FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt means, at any time, the sum (determined on a consolidated basis and without duplication) of (i) all Debt of the Company and its Subsidiaries of the types described in clauses (a), (b), (d), (e), (f) and (g) of the definition of Debt, (ii) all non-contingent obligations of the Company and its Subsidiaries with respect to letters of credit, (iii) all contingent obligations of the Company and its Subsidiaries with respect to letters of credit issued for the account of the Company or any Subsidiary to support, and all Guaranty Obligations of the Company and its Subsidiaries in respect of, Funded Debt of any Person other than the Company or a Subsidiary and (iv) to the extent not included in clause (i) above, all Securitization Obligations of the Company and its Subsidiaries.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any applicable nation or government, any state, provincial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having or purporting to have jurisdiction in the relevant circumstances.

Guarantor means each Domestic Subsidiary that is a Material Subsidiary and any other Domestic Subsidiary that has been designated as a Guarantor by the Company (and has not been released from its obligations under the Guaranty) pursuant to Section 11.20.

Guaranty has the meaning assigned to such term in Section 4.1.4.

Guaranty Obligation means, as to any Person (without duplication), any direct or indirect liability of such Person, with or without recourse, with respect to any Debt, lease, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided that if any Guaranty Obligation (a) is limited to an amount less than the obligations guaranteed or supported, the amount of the such Guaranty Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such Guaranty Obligation is so limited; or (b) is limited to recourse against a particular asset or assets of such Person, the amount of such Guaranty Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of such Guaranty Obligation.

Hedging Obligations means, with respect to any Person, all liabilities of such Person under interest rate, currency and commodity swap agreements, cap agreements and collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Indemnified Liabilities has the meaning assigned to such term in Section 11.5.

Indemnified Person has the meaning assigned to such term in Section 11.5.

Independent Auditor has the meaning assigned to such term in subsection 6.1(a).

Insolvency Proceeding means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under federal (United States of America or Canada), state, provincial or foreign law, including the U.S. Bankruptcy Code.

Interest Payment Date means, as to any Base Rate Loan or Canadian Loan, the last Business Day of each calendar quarter, and as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, provided that if any Interest Period for a Eurodollar Loan exceeds three months, each three month anniversary of the beginning of such Interest Period shall also be an Interest Payment Date.

Interest Period means, as to any Eurodollar Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as a Eurodollar Loan, and ending on the date one, two, three or six months thereafter (or such other period as may be approved by all Lenders) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period for a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the Termination Date.

IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

ITA means the Income Tax Act (Canada).

Joint Lead Arrangers means, collectively, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bank National Association and BMO Harris Bank N.A.

Laws means, collectively, all international, foreign, federal (United States of America, Canada and the Netherlands), state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

L/C Advance means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Total Pro Rata Share.

L/C Application means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer, with such modifications as the Company and the L/C Issuer may reasonably approve.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date required pursuant to Section 2.7.3(a) or refinanced as a Borrowing of U.S. Loans.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

L/C Issuer means Wells Fargo Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

L/C Obligations means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lender has the meaning specified in the preamble hereto and includes each Lender designated as a Lender on its signature page hereto, each Person that becomes a Lender pursuant to Section 2.20 and the permitted successors and assigns of any of the foregoing, and, as the context requires, includes the L/C Issuer.

Lending Office means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office”, as the case may be, in its Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

Letter of Credit means any standby letter of credit issued hereunder.

Letter of Credit Expiration Date means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Fee has the meaning specified in subsection 2.7.9.

Letter of Credit Fee Rate means, at any time, the Applicable Margin for Eurodollar Loans.

Letter of Credit Sublimit means an amount equal to U.S.$25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitment.

Leverage Ratio means, as of the end of any fiscal quarter or fiscal year, the ratio of (a) Funded Debt to (b) the sum of Funded Debt plus Consolidated Net Worth.

Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security, charge or deposit arrangement intended for security purposes, encumbrance, lien (statutory or other) or other similar arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease.

Loan means an extension of credit by a Lender to a Borrower under Section 2.

Loan Documents means this Agreement, each Note, each Issuer Document, the Bank of America Fee Letter, the Wells Fargo Fee Letter, the U.S. Bank Fee Letter and the BMO Fee Letter.

Loan Party means each of the Company, the Canadian Borrower, the Dutch Borrower and each Guarantor.

Margin Stock means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole; or (b) a material impairment of the ability of a Borrower to perform its obligations hereunder.

Material Financial Obligations means Debt (other than (i) Hedging Obligations and (ii) Debt, in each case, of the Company to any Material Subsidiary or of any Material Subsidiary to the Company or any other Material Subsidiary) or Guaranty Obligations of the Company or any Material Subsidiary (other than Guaranty Obligations of the Company with respect to the obligations of any Material Subsidiary or of any Material Subsidiary with respect to the obligations of the Company or any other Material Subsidiary) in a principal amount, or Hedging Obligations (based upon the applicable termination value) or Securitization Obligations of the Company or any Material Subsidiary, that in the aggregate are equal to U.S.$25,000,000 or more.

Material Subsidiary means, at any time, any Subsidiary of the Company (other than any bankruptcy-remote special purpose financing entity) that has a Threshold Percentage (as defined below) or more of the Company’s consolidated total assets at such time; provided that intercompany items shall be excluded from the computation of total assets in determining whether any Subsidiary of the

Company is a “Material Subsidiary”. For purposes of the foregoing, “Threshold Percentage” means 3%; provided that the Company may at any time permanently reduce the Threshold Percentage by written notice to the Administrative Agent setting forth the new Threshold Percentage.

Multiemployer Plan means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

Note means a promissory note executed by a Borrower in favor of a Lender pursuant to subsection 2.2(b), in substantially the form of Exhibit H.

Notice of Borrowing means a notice in substantially the form of Exhibit A.

Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.

Obligations means, with respect to a Borrower, all advances, debts, liabilities, obligations, covenants and duties arising under this Agreement or any other Loan Document owing by such Borrower to any Lender, the Administrative Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

Organization Documents means (i) for any corporation, the certificate of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii) for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv) for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and (v) for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity.

Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any Note, in each case other than items described in clause (i) or (ii) of the definition of “Taxes.”

Participant has the meaning assigned to such term in subsection 11.8(d).

Patriot Act has the meaning assigned to such term in Section 11.7.

PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate may have any liability but not including any Multiemployer Plan.

Permitted Holders means lineal descendants (by blood or adoption) of L. R. Smith, the respective current or former spouses of such descendants, trusts (including voting trusts) primarily for the benefit of any one or more of the foregoing (whether or not also for the benefit of other persons) or controlled by any one or more of the foregoing, trustees of such trusts in their capacities as such trustees, custodians for any such descendants or any corporation, limited liability company or other entity controlled by (within the meaning of Rule 12b-2 of the SEC under the Exchange Act as in effect on the date hereof) any one or more of the foregoing. Without limitation, a trust will be deemed controlled by one or more of the foregoing so long as trustees who are not one or more of the foregoing cannot take action without the assent of a trustee or trustees who are one or more of the foregoing.

Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) with respect to which the Company may have any liability.

Platform has the meaning assigned to such term in Section 11.2(b).

Prime Rate means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank as its prime rate in effect at its principal office in San Francisco (the Prime Rate not being intended to be the lowest rate of interest charged by Wells Fargo Bank in connection with extensions of credit to borrowers); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Replacement Lender has the meaning assigned to such term in Section 3.7.

Reportable Event means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

Required Lenders means, as of any date of determination, Lenders that have Total Pro Rata Shares aggregating more than 50%; provided that the Total Pro Rata Share of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator (under binding arbitration) or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Responsible Officer means the chief executive officer, the president, the chief financial officer, the secretary, any assistant secretary, the treasurer or any assistant treasurer of the Company, or any other officer of the Company having substantially the same authority and responsibility.

Restatement Effective Date means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Lenders (or, in the case of subsection 4.1.6, waived by the Person entitled to receive the applicable payment).

Restatement Signing Date means the date on which the Administrative Agent has received counterparts of this Agreement executed by the parties hereto.

SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Securitization Obligations means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with such Securitization Transaction, but excluding any equity investment or subordinated debt held by the Company or any Subsidiary.

Securitization Transaction means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables or other payment obligations.

Signing Date means November 12, 2010, to the extent used in any Loan Documents.

SPC has the meaning set forth in Section 11.8.

Spot Rate means, on any date, the rate quoted by the Administrative Agent (or, if the Administrative Agent does not typically quote a spot rate, the Canadian Reference Bank) as the spot rate for the purchase by the Administrative Agent (or the Canadian Reference Bank, as applicable) of U.S. Dollars with Canadian Dollars, or of Canadian Dollars with U.S. Dollars, as applicable, in accordance with its customary procedures at approximately 11:00 a.m. (Toronto time) on such date.

Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, charges or withholdings, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office and (ii) U.S. federal withholding taxes imposed by FATCA.

Termination Date means the earlier to occur of (a) December 12, 2017, or (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

Total Canadian Dollar Outstandings means the combined Canadian Dollar Outstandings of all Lenders.

Total Outstandings means the sum of the Dollar Equivalent of the Total Canadian Dollar Outstandings plus the Total U.S. Dollar Outstandings.

Total Pro Rata Share means, for any Lender at any time, the proportion (expressed as a decimal, rounded to the ninth decimal place) that (a) such Lender’s Commitment constitutes of (b) the Aggregate Commitment (or, after the Commitments have terminated, that (i) the sum of the U.S. Dollar Outstandings and the Canadian Dollar Outstandings of such Lender constitute of the Total Outstandings). The initial Total Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Total U.S. Dollar Outstandings means the sum of the aggregate principal amount of all outstanding U.S. Loans and Dutch Loans plus the Effective Amount of all L/C Obligations.

Type means, (i) the characterization of a U.S. Loan or a Dutch Loan as a Base Rate Loan or a Eurodollar Loan, or (ii) the characterization of a Canadian Loan as a CDOR Rate Loan or a Canadian Prime Loan, as applicable.

Unfunded Pension Liability means, with respect to any Plan, the amount of unfunded benefit liabilities of such Plan within the meaning of Section 4001(a)(18) of ERISA.

United States and U.S. each means the United States of America.

Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

Unreimbursed Amount has the meaning specified in subsection 2.7.3(a).

U.S. Bank Fee Letter means that certain Fee Letter, dated November 5, 2012, by and among U.S. Bank National Association and the Borrowers.

U.S. Borrowing means a Borrowing of U.S. Loans or Dutch Loans.

U.S. Dollars and U.S.$ each mean lawful money of the United States.

U.S. Loan means a Loan to the Company denominated in U.S. Dollars.

U.S. Dollar Outstandings means, for any Lender at any time, the aggregate principal amount of such Lender’s outstanding U.S. Loans and Dutch Loans plus (without duplication) the participation of such Lender in (or in the case of the L/C Issuer, the unparticipated portion of) the Effective Amount of all L/C Obligations.

Voting Stock means (a) at any time that the Class A Common Stock of the Company is entitled to elect a majority of the members of the Board of Directors of the Company, such Class A Common Stock; and (b) at any other time, all outstanding securities of all classes of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to elect a majority of the directors of the Company.

Wells Fargo Bank means Wells Fargo Bank, National Association, a national banking association.

Wells Fargo Fee Letter means that certain Fee Letter, dated November 5, 2012, by and among Wells Fargo Bank, Wells Fargo Securities, LLC and the Borrowers.

Wholly-Owned Subsidiary means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class or other equity interests is owned, beneficially and of record, by the Company, or by one or more other Wholly-Owned Subsidiaries, or a combination of the foregoing.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein or in any other Loan Document, (i) references herein or in any other Loan Document to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document, (ii) references herein or in any other Loan Document to any statute or regulation are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such statute or regulation and (iii) references to any Person herein or in any other Loan Document shall be construed to include such Person’s successors and assigns (subject to any limitations on assignment set forth herein or in any other Loan Document).

(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g) This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(h) This Agreement is the result of negotiations among and has been reviewed by counsel to the Administrative Agent, the Borrowers and the Lenders, and is the product of all parties. Accordingly, this Agreement shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or the Lenders’ involvement in its preparation.

1.3 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. If any financial statements prepared by or on behalf of the Company apply accounting principles other than GAAP (including as a result of any event described in subsection 1.3(b)), the Compliance Certificate accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such Compliance Certificate.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change.

(c) Notwithstanding anything to the contrary herein, (i) all financial covenants contained herein shall be calculated, and compliance with all other covenants contained herein (excluding, for the avoidance of doubt, any covenant requiring the delivery of financial statements) shall be determined, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its Funded Debt at the fair value thereof and (ii) the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements (in each case, other than for purposes of the preparation or delivery of financial statements), shall be determined under GAAP as in effect on the Restatement Signing Date, notwithstanding any modification or interpretative change thereto that may occur thereafter.

(d) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

1.4 Amendment and Restatement. It is intended by the parties hereto that (a) all obligations of the parties under the Existing Credit Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents; and (b) except as expressly stated herein or amended hereby, the Existing Credit Agreement, the Guaranty and each Issuer Document are ratified and confirmed as remaining unmodified and in full force and effect with respect to all obligations thereunder; it being understood that it is the intent of the parties hereto that this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Existing Credit Agreement and such rights, obligations and liabilities shall continue and remain outstanding, and that this Agreement amends, restates and replaces in its entirety the Existing Credit Agreement. On the Restatement Signing Date, (i) the Guaranty and each Issuer Document that was in effect immediately prior to the Restatement Signing Date shall continue to be effective, (ii) unless the context otherwise requires, any reference to the Existing Credit Agreement contained in any Loan Document shall be deemed to refer to this Agreement and any reference to the Loans or Obligations shall be deemed to refer to the Loans and Obligations under this Agreement, (iii) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order for each Lender’s credit exposure and outstanding Loans hereunder to reflect such Lender’s Total Pro Rata Share thereof on the Restatement Signing Date and (iv) the Existing Loans, if any, of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder. Each Lender and Departing Lender hereby waives any right to prior notice of the termination or reduction of its “Commitments” under, or prepayment of its “Loans” under, the Existing Credit Agreement. Prior to the Restatement Signing Date, all Loan Documents (as defined in the Existing Credit Agreement) shall remain in full force in effect in accordance with their existing terms.

SECTION 2 THE CREDITS

2.1 Amounts and Terms of Commitments. On the Restatement Signing Date, (i) subject to Section 1.4, all Existing Loans shall be deemed Loans hereunder for all purposes and shall be subject to all terms and conditions of this Agreement and (ii) each Lender severally agrees, on the terms and conditions set forth herein, to make U.S. Loans to the Company, to make Canadian Loans to the Canadian Borrower and to make Dutch Loans to the Dutch Borrower from time to time on any Business Day during the period from the Restatement Effective Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth for such Lender on Schedule 2.1 (such amount, as adjusted from time to time pursuant hereto, such Lender’s “Commitment”); provided that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitment; (ii) the aggregate principal amount of all outstanding Dutch Loans shall not exceed the Dutch Sublimit; (iii) the Total Canadian Dollar Outstandings shall not exceed the Canadian Sublimit; and (iv) the sum of the U.S. Dollar Outstandings and the Canadian Dollar Outstandings of such Lender shall not exceed such Lender’s Commitment. Subject to the foregoing and the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under subsection 2.9(a) and reborrow under this Section 2.1. It is understood that unused Commitments under the Canadian Sublimit and Dutch Sublimit are available to be made as U.S. Loans to the Company.

2.2 Loan Accounts.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive (absent demonstrable error) of the amount of the Loans made by the Lenders to the Borrowers, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Loans.

(b) Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the applicable Borrower with respect thereto. Each such Lender is irrevocably authorized by each Borrower to endorse any applicable Note and each Lender’s record shall be conclusive absent demonstrable error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any such Note to such Lender.

2.3 Procedure for U.S. Borrowings.

(a) Each U.S. Borrowing shall be made upon the Company’s or the Dutch Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent prior to 1:00 p.m. (Charlotte time) (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

(i) the amount of the U.S. Borrowing, which shall be in an aggregate amount not less than U.S.$5,000,000 or a higher integral multiple of U.S.$1,000,000 (provided that any U.S. Borrowing of Base Rate Loans may be in an amount equal to the unused Aggregate Commitment), subject to the Dutch Sublimit;

(ii) the requested Borrowing Date, which shall be a Business Day;

(iii) the Type of U.S. Loans comprising such U.S. Borrowing; and

(iv) in the case of Eurodollar Loans, the duration of the initial Interest Period therefor.

(b) The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Total Pro Rata Share of such U.S. Borrowing.

(c) Each Lender will make the amount of its Total Pro Rata Share of each U.S. Borrowing available to the Administrative Agent for the account of the Company or the Dutch Borrower, as applicable, at the Administrative Agent’s Office by 2:00 p.m. (Charlotte time) on the Borrowing Date requested by the Company or the Dutch Borrower, as applicable, in funds immediately available to the Administrative Agent. The proceeds of all such U.S. Loans or Dutch Loans will then be made available to the Company or the Dutch Borrower, as applicable, by the Administrative Agent at such office by crediting the account of the Company or the Dutch Borrower, as applicable, on the books of Wells Fargo Bank or such other depository bank with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4 Conversion and Continuation Elections for U.S. Borrowings.

(a) The Company or the Dutch Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.4(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Loans, to convert any such U.S. Loans or Dutch Loans (or any part thereof in an aggregate amount not less than U.S.$5,000,000 or a higher integral multiple of U.S.$1,000,000) into U.S. Loans or Dutch Loans of the other Type; or

(ii) elect as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than U.S.$5,000,000 or a higher integral multiple of U.S.$1,000,000);

provided that if at any time the aggregate amount of Eurodollar Loans in respect of any U.S. Borrowing is reduced, by payment, prepayment or conversion of part thereof, to be less than U.S.$5,000,000, such Eurodollar Loans shall automatically convert into Base Rate Loans.

(b) The Company or the Dutch Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 1:00 p.m. (Charlotte time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if U.S. Loans or Dutch Loans are to be converted into or continued as Eurodollar Loans and (ii) on the Conversion/Continuation Date, if U.S. Loans or Dutch Loans are to be converted into Base Rate Loans, specifying:

(i) the proposed Conversion/Continuation Date;

(ii) the aggregate amount of U.S. Loans or Dutch Loans to be converted or continued;

(iii) the Type of U.S. Loans or Dutch Loans resulting from the proposed conversion or continuation; and

(iv) in the case of conversions into Eurodollar Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company or the Dutch Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company and the Dutch Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company or the Dutch Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the U.S. Loans and Dutch Loans with respect to which the notice was given held by each Lender.

(e) Unless the Required Lenders otherwise consent, during the existence of an Event of Default, neither the Company nor the Dutch Borrower may elect to have a U.S. Loan or a Dutch Loan converted into or continued as a Eurodollar Loan.

2.5 Procedure for Canadian Borrowings.

(a) Each Canadian Borrowing shall be made upon the Canadian Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent prior to 10:00 a.m. (Toronto time) one Business Day in advance of the requested Borrowing Date, specifying:

(i) the amount of the Canadian Borrowing, which shall be in an aggregate amount of C$1,000,000 or a higher multiple of C$100,000;

(ii) the requested Borrowing Date, which shall be a Business Day; and

(iii) the Type of Canadian Loans comprising such Canadian Borrowing.

(b) The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Total Pro Rata Share of such Canadian Borrowing.

(c) Each Lender will make the amount of its Total Pro Rata Share of each Canadian Borrowing available to the Administrative Agent for the account of the Canadian Borrower at the Administrative Agent’s Office by 10:00 a.m. (Toronto time) on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Administrative Agent. The proceeds of all such Canadian Loans will then be made available to the Canadian Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Canadian Borrower and in like funds as received by the Administrative Agent.

2.6 Conversion and Continuation Elections for Canadian Borrowings.

(a) The Canadian Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.6(b) elect, as of any Business Day, to convert any Canadian Loans (or any part thereof in an aggregate amount not less than C$1,000,000 or a higher integral multiple of C$100,000) into Canadian Loans of the other Type.

(b) The Canadian Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 10:00 a.m. (Toronto time) at least one Business Day in advance of the Conversion/Continuation Date, specifying:

(i) the proposed Conversion/Continuation Date;

(ii) the aggregate amount of Canadian Loans to be converted or continued; and

(iii) the Type of Canadian Loans resulting from the proposed conversion or continuation.

(c) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation with respect to Canadian Loans. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Canadian Loans with respect to which the notice was given held by each Lender.

2.7 Letters of Credit.

2.7.1 The Letter of Credit Commitment.

(a) Any Letters of Credit issued under the Existing Credit Agreement and outstanding as of the Restatement Signing Date shall be deemed Letters of Credit for all purposes hereunder and shall be subject to the terms and conditions of this Agreement. Additionally, subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.7, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company (or jointly for the account of the Company and any Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitment, (y) the aggregate principal amount of the Loans of any Lender, plus such Lender’s Total Pro Rata Share of the Effective Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Effective Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) The L/C Issuer shall not issue any Letter of Credit, if:

(i) subject to subsection 2.7.2(c), the expiry date of such requested Letter of Credit would occur more than one year after the date of issuance or the last extension, unless the Required Lenders have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date or the Company Cash Collateralizes such Letter of Credit on or prior to the Letter of Credit Expiration Date.

(c) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Signing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Signing Date and which the L/C Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate any Law or one or more generally applicable policies of the L/C Issuer;

(iii) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than U.S.$100,000;

(iv) such Letter of Credit is to be denominated in a currency other than U.S. Dollars;

(v) any requested Letter of Credit is not in a form reasonably acceptable to the L/C Issuer;

(vi) the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 4 is not then satisfied; or

(vii) any Lender is at such time a Deteriorating Lender, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender or either the Borrowers or such Deteriorating Lender have provided Cash Collateral equal to such Deteriorating Lender’s obligation under such Letter of Credit to the L/C Issuer (provided such Cash Collateral will be released back to the Borrowers or such Deteriorating Lender when and to the extent such Deteriorating Lender’s obligations are reduced or eliminated, whether as a result of an assignment of such Deteriorating Lender’s Commitments, or a reduction in or termination of such Letter of Credit or such Lender ceases to be a Deteriorating Lender or otherwise).

(d) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such amendment constitutes an L/C Credit Extension and the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

2.7.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Company. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon (Charlotte time) at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(b) Promptly after receipt of any L/C Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment (if such amendment constitutes an L/C Credit Extension) of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Total Pro Rata Share times the amount of such Letter of Credit.

(c) If the Company so requests in any applicable L/C Application, the L/C Issuer may agree to issue a Letter of Credit that has automatic extension provisions (each an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the Company Cash Collateralizes such Letter of Credit on or prior to the Letter of Credit Expiration Date); provided that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.7.1(b) or 2.7.1(c) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from any Lender, the Administrative Agent or any Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(d) If the Company so requests in any applicable L/C Application, the L/C Issuer may agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which shall be in writing) on or before the day that is ten Business Days before the Non-Reinstatement Deadline (A) from the

Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from any Lender, the Administrative Agent or any Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this subsection (c)) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.7.3 Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Company and the Administrative Agent thereof. If the Company receives notice of a drawing under a Letter of Credit prior to 11:00 a.m. (Charlotte time) on the Business Day on which such drawing is honored by the L/C Issuer (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer prior to 1:00 p.m. (Charlotte time) on the Honor Date for the amount paid by the L/C Issuer in respect of such drawing. If the Company receives notice of a drawing under a Letter of Credit at or after 11:00 a.m. (Charlotte time) on the Honor Date, the Company may make such reimbursement on the immediately following Business Day (and interest on the amount so paid by the L/C Issuer shall accrue for the account of the L/C Issuer from the Honor Date to such immediately following Business Day at a rate per annum equal to the Base Rate (or such other rate as the Company and the L/C Issuer shall agree)). If the Company fails to reimburse the L/C Issuer for the full amount of any drawing under any Letter of Credit by 1:00 p.m. (Charlotte time) on the date required pursuant to the two preceding sentences, the L/C Issuer will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on such date in payment of the unpaid reimbursement obligations with respect to such Letter of Credit (the “Unreimbursed Amount”), subject to the amount of the unutilized portion of the Aggregate Commitment and subject to the conditions set forth in Section 4.2, other than any notice requirement and without regard to any requirement that Borrowings be in a particular amount. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this subsection 2.7.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to subsection 2.7.3(a) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Total Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (Charlotte time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of subsection 2.7.3(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to subsection 2.7.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.7.

(d) Until each Lender funds its Loan or L/C Advance pursuant to this subsection 2.7.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Total Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(e) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this subsection 2.7.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Default or Unmatured Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this subsection 2.7.3 is subject to the conditions set forth in Section 4.2 (other than delivery by the Company of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this subsection 2.7.3 by the time specified in subsection 2.7.3(b), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

2.7.4 Repayment of Participations.

(a) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with subsection 2.7.3, if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Total Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to subsection 2.7.3 is required to be returned under any of the circumstances described in Section 11.6 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Total Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

2.7.5 Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;

(c) the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(e) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the L/C Issuer. The Company shall be deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

2.7.6 Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (a) through (e) of subsection 2.7.5; provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent such damages are determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.7.7 Cash Collateral.

(a) Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Company shall immediately Cash Collateralize the then Effective Amount of all L/C Obligations (in an amount equal to such Effective Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Company hereby grants to the Administrative Agent, for its own benefit and for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the L/C Obligations. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo Bank or in accordance with other arrangements reasonably satisfactory to the Administrative Agent, which accounts, in any case, are the subject of control agreements pursuant to which the Administrative Agent has “control” as such term is used in the Uniform Commercial Code, sufficient to perfect a security interest in such cash collateral. The Lien held by the Administrative Agent in such Cash Collateral to secure the L/C Obligations shall be released upon the satisfaction of each of the following conditions: (1) no Letters of Credit shall be outstanding, (2) all L/C Obligations shall have been repaid in full and (3) no Event of Default or Unmatured Event of Default shall have occurred and be continuing. The Administrative Agent also may require the Company to immediately Cash Collateralize the L/C Obligations in an amount equal to the then Effective Amount thereof if any Event of Default occurs and is continuing, as provided in Section 8.2(c). If at any time the amount of Cash Collateral exceeds 102% of the then Effective Amount of all L/C Obligations, and provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, at the Company’s request, the Administrative Agent shall release Cash Collateral in an amount equal to such excess, and its Lien thereon, to the Company.

(b) In addition to the provisions set forth in subsection 2.7.7(a), if at any time during which one or more Letters of Credit are outstanding, any Lender is at such time a Deteriorating Lender, then no later than five Business Days after written demand thereof from the L/C Issuer, the Deteriorating Lender shall provide the Administrative Agent with Cash Collateral or similar security satisfactory to the L/C Issuer (in its sole discretion) in respect of such Deteriorating Lender’s Total Pro Rata Share of the then Effective Amount of all L/C Obligations. The Deteriorating Lender hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, a security interest in all such Cash Collateral and all proceeds of the foregoing. If at any time the Administrative Agent determines that any Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent (and such Deteriorating Lender) or that the total amount thereof is less than such Deteriorating Lender’s Total Pro Rata Share of the then Effective Amount of all L/C Obligations, the Deteriorating Lender will, promptly upon demand by the Administrative Agent, pay or deliver to the Administrative Agent additional Cash Collateral in an amount equal to the excess of (x) such Deteriorating Lender’s Total Pro Rata Share of the then Effective Amount of all L/C Obligations over (y) the total amount of Cash Collateral that the Administrative Agent determines to be free and clear of any such right or claim. Upon the drawing of any Cash Collateral, such funds shall be applied, to the extent permitted under applicable Governmental Rules, to reimburse the L/C Issuer solely to the extent the Company otherwise fails to satisfy its obligation to reimburse the L/C Issuer in respect of such drawing; provided such Cash Collateral will be released back to the Deteriorating Lender when and to the extent such Deteriorating Lender’s obligations are reduced or eliminated, whether as a result of an assignment of such Deteriorating Lender’s Commitment, or a reduction in or termination of such Letters of Credit, or such Lender ceases to be a Deteriorating Lender or otherwise.

2.7.8 Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

2.7.9 Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender (excluding Defaulting Lenders) in accordance with its Total Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Letter of Credit Fee Rate times the average daily maximum amount available to be drawn under such Letter of Credit during the applicable fiscal quarter. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand (unless Cash Collateralized, in which case, Letter of Credit Fees shall continue to be due and payable on the last Business Day of each calendar quarter). If there is any change in the Letter of Credit Fee Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Letter of Credit Fee Rate separately for each period during such quarter that such Letter of Credit Fee Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

2.7.10 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amount specified in the Wells Fargo Fee Letter, payable on the average daily maximum amount available to be drawn under such Letter of Credit during the applicable fiscal quarter. Such fronting fee shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand (unless Cash Collateralized, in which case, Letter of Credit Fees shall continue to be due and payable on the last Business Day of each calendar quarter). In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable promptly after demand and are nonrefundable.

2.7.11 Conflict With Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.8 Termination of the Commitments. The Company may, upon not less than four Business Days’ prior notice to the Administrative Agent, terminate the Commitments or permanently reduce the Aggregate Commitment to an amount that is not less than the Total Outstandings. Any reduction of the Aggregate Commitment (a) shall be in the amount of U.S.$10,000,000 or a higher integral multiple of U.S.$1,000,000; and (b) shall be applied to reduce the amount of the Commitment of each Lender according to its Total Pro Rata Share. All accrued facility fees to, but not including, the effective date of any reduction or termination of the Commitments shall be paid on the effective date of such reduction or termination. Subject to Section 2.20, any reduction or termination of the Aggregate Commitment shall be permanent unless the Company and all Lenders otherwise agree.

2.9 Optional Prepayments.

(a) Subject to the proviso to subsection 2.4(a), the Company or the Dutch Borrower may, from time to time, upon irrevocable notice to the Administrative Agent, with respect to Eurodollar Loans, not later than 1:00 p.m. (Charlotte time) at least three Business Days, and with respect to Base Rate Loans, not later than 1:00 p.m. (Charlotte time) at least one Business Day, prior to the proposed date of prepayment, ratably prepay U.S. Loans or Dutch Loans, as applicable, in whole or in part, in minimum amounts of U.S.$5,000,000 or a higher integral multiple of U.S.$1,000,000 (provided that the Company or the Dutch Borrower may make a prepayment of Base Rate Loans in an amount that is not such an integral multiple if, after giving effect to such prepayment, the outstanding principal amount of all Base Rate Loans will be an integral multiple of U.S.$1,000,000). Such notice of prepayment shall specify the date and amount of such prepayment and the U.S. Loans or Dutch Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Total Pro Rata Share of such prepayment. If such notice is given by the Company or the Dutch Borrower, the Company shall, or cause the Dutch Borrower to, make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Eurodollar Loans shall include accrued interest to the date of prepayment on the amount prepaid and any amount required pursuant to Section 3.4.

(b) The Canadian Borrower may, from time to time, upon irrevocable notice to the Administrative Agent at least one Business Day prior to the proposed date of prepayment, ratably prepay CDOR Loans or Canadian Prime Loans in whole or in part, in an aggregate amount of C$1,000,000 or a higher integral multiple of C$100,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Canadian Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Total Pro Rata Share of such prepayment. If such notice is given by the Canadian Borrower, the Canadian Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

2.10 Mandatory Prepayments. If on any date the Dollar Equivalent of the Total Canadian Dollar Outstandings exceeds 105% of the Canadian Sublimit (other than as a result of currency fluctuations) or the aggregate principal amount of all outstanding Dutch Loans exceeds 105% of the Dutch Sublimit, then the Canadian Borrower or the Dutch Borrower, as applicable, will promptly (and in any event within two (2) Business Days) prepay Canadian Loans or Dutch Loans, as applicable, or increase the Canadian Sublimit or the Dutch Sublimit, as applicable, pursuant to Section 2.21, in each case in an aggregate amount sufficient to cause the Dollar Equivalent of the Total Canadian Dollar Outstandings or the aggregate principal amount of all outstanding Dutch Loans, as applicable, to be equal to or less than the Canadian Sublimit or the Dutch Sublimit, respectively. If as of the end of any month, or on any other date the Canadian Borrower receives notice thereof, the Dollar Equivalent of the Total Canadian Dollar Outstandings exceeds 105% of the Canadian Sublimit as a result of fluctuations in currency exchange rates, the Canadian Borrower shall, within two (2) Business Days after the end of such month or receipt of such notice, as applicable, prepay Canadian Loans in an aggregate amount sufficient to cause the Dollar Equivalent of Total Canadian Dollar Outstandings to be equal to or less than the Canadian Sublimit.

2.11 Repayment. Each Borrower shall repay all Loans to such Borrower and all obligations of such Borrower hereunder on the Termination Date.

2.12 Interest.

(a) Each U.S. Loan and each Dutch Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) in the case of a Eurodollar Loan, the Eurodollar Rate for each applicable Interest Period plus the Applicable Margin as in effect from time to time and (ii) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin as in effect from time to time.

(b) Each Canadian Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) in the case of a CDOR Rate Loan, the CDOR Rate plus the Applicable Margin as in effect from time to time and (ii) in the case of a Canadian Prime Loan, the Canadian Prime Rate.

(c) The basis for determining the rate of interest with respect to any Loan shall be selected by the applicable Borrower and notified to the Administrative Agent pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be.

(d) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest also shall be paid on each Eurodollar Loan on the date of any conversion of such Eurodollar Loan under Section 2.4 and any prepayment of such Eurodollar Loan under Section 2.9, in each case for the portion of the Loan so prepaid.

(e) The Company shall pay to each Lender, at any time such Lender is required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual cost of such reserves allocated to such Eurodollar Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Eurodollar Loan, provided that the Company shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of the amount of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be payable 10 days after receipt of such notice.

(f) (i) If any amount of principal of or interest on any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii) If any amount (other than principal of or interest on any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii) Automatically upon the occurrence and during the continuance of any Event of Default described in Sections 8.1.1 (but only with respect to any Borrower’s failure to pay any amount of principal of any Loan or any interest payable hereunder or under any other Loan Document), 8.1.6 or 8.1.7, or at the request of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(g) Anything herein to the contrary notwithstanding, the obligations of any Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event such Borrower shall pay such Lender interest at the highest rate permitted by applicable Law.

(h) Notwithstanding any provision hereof, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by the Canadian Borrower hereunder exceed the effective annual rate of interest on the “credit advanced” (as defined in such section 347) hereunder lawfully permitted by such section 347, and if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in such section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Canadian Borrower and the Lenders and the amount of such payment or collection shall be refunded to the Canadian Borrower. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facia evidence of such rate.

(i) For the purpose of the Interest Act (Canada) and any other purpose, (i) the principle of deemed reinvestment of interest shall not apply to any calculation under this Agreement, (ii) where interest is calculated pursuant hereto at a rate based upon a 365 or 360 day year (the “First Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 365 or 360, as applicable, and (c) the rates of interest and fees stipulated in this Agreement are intended to be nominal rates and effective rates or yields.

2.13 Fees.

2.13.1 Arrangement and Agency Fees. The Company shall pay arrangement fees to each Joint Lead Arranger for such Joint Lead Arranger’s own account as agreed among the Company and the Joint Lead Arrangers in the Wells Fargo Fee Letter, the Bank of America Fee Letter, the U.S. Bank Fee Letter and the BMO Fee Letter, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account as agreed among the Company and the Administrative Agent in the Wells Fargo Fee Letter.

2.13.2 Facility Fees.

(a) The Company shall pay to the Administrative Agent for the account of each Lender a facility fee, (i) with respect to each Lender other than any Defaulting Lender, on the amount of such Lender’s Commitment (or, if any Loans or Letters of Credit remain outstanding (unless Cash Collateralized) after termination of Commitments, on such Lender’s Total Pro Rata Share of the Total Outstandings), and (ii) with respect to any Defaulting Lender, on the amount of the sum of such Defaulting Lender’s U.S. Dollar Outstandings and Canadian Dollar Outstandings, in each case, at the Facility Fee Rate.

(b) Facility fees shall accrue from the Restatement Effective Date to the Termination Date (and, if applicable, thereafter until all Obligations (other than contingent obligations not then due) of the Borrowers have been paid in full) and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Termination Date and on the Termination Date (and, if applicable, thereafter on demand); provided that, in connection with any reduction or termination of the Aggregate Commitment under Section 2.8, the Company shall pay the applicable facility fee accrued through the date of such reduction or termination, with (in the case of a reduction) the following quarterly payment being calculated on the basis of the period from such reduction date to the quarterly payment date. Facility fees shall accrue at all times on and after the Restatement Effective Date, including at any time during which one or more conditions in Section 4 are not met.

2.14 Computation of Fees and Interest.

(a) All computations of interest on (i) Base Rate Loans when the Base Rate is determined by the Prime Rate and (ii) Canadian Prime Loans shall be made on the basis of a year of 365 days and actual days elapsed. All computations of interest on CDOR Rate Loans shall be made on the basis of a year of 365 days. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the applicable Borrower or any Lender, deliver to such Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

2.15 Payments by the Borrowers.

(a) All payments to be made by the Company or the Dutch Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein (including in Section 11.10), all payments by the Company and the Dutch Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and

shall be made in U.S. Dollars and in immediately available funds, no later than 1:00 p.m. (Charlotte time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Total Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 1:00 p.m. (Charlotte time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) All payments to be made by the Canadian Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Canadian Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in Canadian Dollars and in immediately available funds, no later than 2:00 p.m. (Toronto time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Total Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 2:00 p.m. (Toronto time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(c) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a Eurodollar Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d) Unless the Administrative Agent receives notice from the Company or the Dutch Borrower prior to the date on which any payment is due to the Lenders that the Company or the Dutch Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Company or the Dutch Borrower, as applicable, has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company or the Dutch Borrower, as applicable, has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(e) Unless the Administrative Agent receives notice from the Canadian Borrower prior to the date on which any payment is due to the Lenders that the Canadian Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Canadian Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Canadian Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Canadian Cost of Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.16 Payments by the Lenders.

(a) Unless the Administrative Agent receives notice from a Lender, (i) at least one Business Day prior to the date of a Borrowing of Eurodollar Loans, (ii) by 1:00 p.m. (Charlotte time) on the day of any Borrowing of Base Rate Loans or (iii) by 10:00 a.m. (Toronto time) on the day of any Borrowing of Canadian Loans, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the applicable Borrower the amount of such Lender’s Total Pro Rata Share of such Credit Extension, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.

(b) If and to the extent any Lender shall not have made its full amount of any Loan available to the Administrative Agent in immediately available funds on a Borrowing Date and the Administrative Agent in such circumstances has made available to the applicable Borrower such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at (in the case of amounts in U.S. Dollars) the Federal Funds Rate or (in the case of amounts in Canadian Dollars) the Canadian Cost of Funds Rate. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Administrative Agent, such Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the Borrowing Date, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(c) A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under subsection (b) above shall be conclusive absent manifest error.

(d) The failure of any Lender to make any Credit Extension on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Credit Extension on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Credit Extension to be made by such other Lender on any Borrowing .

2.17 Sharing of Payments, Etc. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or L/C Obligation, (other than pursuant to the terms of Sections 3.1, 3.3 or 3.4) in excess of its Total Pro Rata Share of payments then or therewith obtained by the other Lenders, such Lender shall purchase from the other Lenders such participations (or subparticipations) in Loans or L/C Obligations, as applicable, held by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each other

Lender; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to such purchasing Lender shall repay to such purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to such purchasing Lender to (b) the total amount so recovered from such purchasing Lender) of any interest or other amount paid or payable by such purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim. The Lenders may, without the consent of any Borrower or any other Person, make arrangements among themselves to amend or otherwise modify this Section 2.17 to establish different sharing arrangements with respect to payments by or on behalf of the Borrowers; provided that any such amendment, modification or sharing arrangement shall be consented to by all Lenders.

2.18 Pro Rata Treatment. Except as otherwise provided herein:

(a) Each Borrowing and reduction of the Aggregate Commitment shall be made or shared among the Lenders (except for Defaulting Lenders) pro rata according to their respective Total Pro Rata Share;

(b) Each payment of principal on Loans in any Borrowing shall be shared among the Lenders pro rata according to the respective unpaid principal amounts of such Loans then owed to the Lenders;

(c) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by the Lenders and (B) the dates on which the Lenders so made or funded such Loans;

(d) Each payment of Letter of Credit Fees payable under Section 2.7.9 and facility fees payable under Section 2.13.2 shall be shared among the Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Total Pro Rata Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

(e) Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

(f) All other payments under this Agreement and the other Loan Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

2.19 Limitations on Interest Periods. Unless the Administrative Agent otherwise consents, after giving effect to any Borrowing of, conversion to or continuation of Eurodollar Loans, there may not be more than eight different Interest Periods in effect for all Eurodollar Loans.

2.20 Optional Increase in Commitments. The Company may from time to time, by means of a letter to the Administrative Agent substantially in the form of Exhibit J, request that the Aggregate Commitment be increased by (a) increasing the amount of the Commitment of one or more Lenders that have agreed to such increase and/or (b) adding an Eligible Assignee as a party hereto with a Commitment in an amount agreed to by such Eligible Assignee; provided that (i) no Eligible Assignee shall be added as a party hereto unless such Eligible Assignee shall have been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld or delayed), (ii) the aggregate amount of all increases permitted pursuant to this Section 2.20 shall not exceed U.S.$100,000,000 (of which not more than U.S.$25,000,000 may be increases in the Canadian Sublimit and not more than U.S.$25,000,000 may be increases in the Dutch Sublimit), (iii) at the time of any such increase and after giving effect thereto, no Event of Default or Unmatured Event of Default shall exist, (iv) both before and after giving effect to any such increase, the Company shall be in pro forma compliance with all financial covenants set forth in Section 7, (v) any such increase shall have the same terms as the Aggregate Commitment, other than the interest rate, facility fees and upfront fees, which may be adjusted with respect to the new Commitments under such increase as mutually agreed upon among the Company and the Lenders providing such Commitments, and (vi) the Company shall have executed and delivered such documents and instruments as may be reasonably requested by the Administrative Agent in connection with such increase. Any increase in the amount of the Aggregate Commitment pursuant to this Section 2.20 shall become effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit J (in the case of an increase in the amount of the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit J (in the case of the addition of an Eligible Assignee as a new Lender) or on such other date as is agreed among the Company, the Administrative Agent and the increasing or new Lender. The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the Aggregate Commitment pursuant to this Section 2.20 (which notice shall include a schedule substantially in the form of Schedule 2.1 setting forth the Commitments and Total Pro Rata Shares of the Lenders after giving effect to such increase). The Company acknowledges that, in order to maintain U.S. Loans and Dutch Loans in accordance with each Lender’s Total Pro Rata Share, a reallocation of the Commitments as a result of a non-pro-rata increase in the amount of the Aggregate Commitment may require prepayment of all or portions of outstanding Eurodollar Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.4). Notwithstanding any other provision of this Agreement, if the Aggregate Commitment is being increased pursuant to this
Section 2.20, the Company, the Administrative Agent, each Additional Lender and each increasing Lender, as applicable, may make arrangements satisfactory to such parties to cause an Additional Lender or an increasing Lender to temporarily hold risk participations in the outstanding Eurodollar Loans of the other Lenders (rather than fund its Total Pro Rata Share of all outstanding Eurodollar Loans concurrently with the applicable increase) with a view toward minimizing breakage costs and transfers of funds in connection with such increase in the Aggregate Commitment.

2.21 Optional Increases in Canadian or Dutch Sublimit; Termination of Canadian or Dutch Sublimit. The Canadian Borrower or the Dutch Borrower may from time to time, upon not less than five Business Days’ notice to the Administrative Agent (which shall promptly notify each Lender), (a) so long as no Event of Default or Unmatured Event of Default exists, increase the amount of the Canadian Sublimit and/or the Dutch Sublimit, as applicable, by an amount equal to U.S.$5,000,000 or a higher integral multiple of U.S.$1,000,000, but not to exceed, together with any increases in the Canadian Sublimit and the Dutch Sublimit pursuant to Section 2.20, U.S.$25,000,000 in the aggregate with respect to each of the Canadian Sublimit and the Dutch Sublimit, or (b) terminate the Canadian Sublimit and/or the Dutch Sublimit, as applicable, or permanently reduce the Canadian Sublimit and/or the Dutch Sublimit, as applicable, to an amount that is not less than the Total Canadian Dollar Outstandings or the aggregate principal amount of all outstanding Dutch Loans, respectively. Any reduction of the Canadian Sublimit and/or Dutch Sublimit, as applicable, (i) shall be in the amount of U.S.$10,000,000 or a higher integral multiple of U.S.$1,000,000; and (ii) shall not reduce the Aggregate Commitment but shall continue to be available for U.S. Loans. Subject to Section 2.20, any reduction or termination of the Canadian Sublimit and/or the Dutch Sublimit, as applicable, shall be permanent unless the Company and all Lenders otherwise agree.

SECTION 3 TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) Any and all payments by any Borrower to any Lender and the Administrative Agent under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrowers shall pay all Other Taxes.

(b) If any Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) such Borrower shall make such deductions and withholdings;

(iii) such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable Law; and

(iv) such Borrower shall also pay to the Administrative Agent for the account of any applicable Lender or the Administrative Agent, at the time interest is paid, all additional amounts which such Lender or the Administrative Agent specifies as necessary to preserve the after-tax yield such Lender or the Administrative Agent would have received if such Taxes or Other Taxes had not been imposed.

(c) Each Borrower agrees to indemnify and hold harmless each applicable Lender and the Administrative Agent for the full amount of Taxes or Other Taxes in the amount that such Lender or the Administrative Agent specifies as necessary to preserve the after-tax yield such Lender or the Administrative Agent would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date a Lender or the Administrative Agent makes written demand therefor. Notwithstanding the foregoing, no Borrower will be obligated to indemnify any Lender or the Administrative Agent for any Other Taxes that are to be paid as a result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct in failing to timely pay such amounts when due.

(d) Within 10 days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish to the applicable Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender and the Administrative Agent.

(e) If a Borrower is required to pay any amount to a Lender or the Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Lender or the Administrative Agent shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s or the Administrative Agent’s internal policies) to change the jurisdiction of its Lending Office or other relevant office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the sole judgment of such Lender or the Administrative Agent would not result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender or the Administrative Agent.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.1, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower agrees, upon the request of the Administrative Agent or Lender, to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Lender if the Administrative Agent or Lender is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.2 Illegality.

(a) If any Lender determines that any Change of Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Loans or CDOR Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make Eurodollar Loans or CDOR Rate Loans shall be suspended until the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that it is unlawful to maintain any Eurodollar Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay, or cause the Dutch Borrower to prepay, in full such Eurodollar Loan, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof or, if earlier, on the date on which such Lender may no longer lawfully continue to maintain such Eurodollar Loan. If the Company is required to so prepay, or cause the Dutch Borrower to so prepay, any Eurodollar Loan, then concurrently with such prepayment, the Company or the Dutch Borrower, as applicable, shall borrow from the Affected Lender, in the amount of such repayment, a Base Rate Loan. If a Lender determines that it is unlawful to maintain any CDOR Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay, or cause the Canadian Borrower to prepay, in full such CDOR Rate Loan, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the applicable quarter with respect thereof or, if earlier, on the date on which such Lender may no longer lawfully continue to maintain such CDOR Rate Loan. If the Company is required to so prepay, or cause the Canadian Borrower to so prepay, any CDOR Rate Loan, then concurrently with such prepayment, the Company or the Canadian Borrower, as applicable, shall borrow from the Affected Lender, in the amount of such repayment, a Canadian Prime Rate Loan.

(c) If the obligation of any Lender to make or maintain Eurodollar Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as Eurodollar Loans shall be instead Base Rate Loans. If the obligation of any Lender to make or maintain CDOR Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as CDOR Rate Loans shall be instead Canadian Prime Rate Loans.

(d) Before giving any notice to the Administrative Agent or demand upon the Company under this Section, the Affected Lender shall designate a different Lending Office with respect to its Eurodollar Loans or CDOR Rate Loans, as applicable, if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

3.3 Increased Costs and Reduction of Return.

(a) If after the date hereof any Lender determines that, due to either (i) any Change of Law (other than any change by way of imposition of or increase in reserve requirements included in the calculation of interest pursuant to subsection 2.12(e)) or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of Law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Loan, then the Company shall be liable for, and shall from time to time, within 30 days after demand (with a copy of such demand to be sent to the Administrative Agent), pay, or cause the Dutch Borrower to pay, to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs. No Lender shall make a demand for payment under this subsection 3.3(a) unless it also makes a demand for payment for increased costs to similarly situated borrowers party to a credit facility with such Lender.

(b) If after the date hereof any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof or (iv) compliance by such Lender (or its Lending Office) or any Person controlling such Lender with any Capital Adequacy Regulation (excluding, in each of the foregoing cases, any change that is merely proposed and not binding), affects or would affect the amount of capital required or expected to be maintained by such Lender or such controlling Person and (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy and such Lender’s or such controlling Person’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, its Credit Extensions (or participations therein) or its obligations under this Agreement, then, within 30 days after demand of such Lender to the applicable Borrower through the Administrative Agent, such Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase. No Lender shall make a demand for payment under this subsection 3.3(b) unless it also makes a demand for payment for an increase in the amount of capital required or expected to be maintained by such Lender or such controlling Person to similarly situated borrowers party to a credit facility with such Lender.

3.4 Funding Losses. The applicable Borrower shall reimburse each applicable Lender and hold each applicable Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of:

(a) the failure of such Borrower to make on a timely basis any payment of principal of any Eurodollar Loan;

(b) the failure of such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of such Borrower to make any prepayment of a Loan in accordance with any notice delivered under Section 2.9;

(d) the prepayment or other payment (including after acceleration thereof) of a Eurodollar Loan on a day that is not the last day of the relevant Interest Period; or

(e) the automatic conversion under Section 2.4 of any Eurodollar Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company or the Dutch Borrower to the Lenders under this Section and under subsection 3.3(a), each Eurodollar Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the eurodollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan is in fact so funded.

3.5 Inability to Determine Rates.

(a) If the Administrative Agent determines that (i) for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or (ii) Lenders having 35% or more of the amount of the Commitments notify the Administrative Agent that the Eurodollar Rate applicable pursuant to subsection 2.12(a) for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and the Dutch Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Company and the Dutch Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company or the Dutch Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company or the Dutch Borrower, in the amount specified in the applicable notice submitted by the Company or the Dutch Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Loans.

(b) If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining CDOR the Administrative Agent will promptly so notify the Canadian Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain CDOR Rate Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Canadian Borrower may revoke any Notice of Borrowing with respect to CDOR Rate Loans then submitted by it. If the Canadian Borrower does not revoke such Notice of Borrowing, the Lenders shall make, convert or continue CDOR Rate Loans, as proposed by the Canadian Borrower, in the amount specified in the applicable notice submitted by the Canadian Borrower, and such CDOR Rate Loans shall be made, converted or continued as Canadian Prime Loans bearing interest at the rate specified in clause (ii) of the definition of Canadian Prime Rate.

3.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Section 3 shall deliver to the applicable Borrower (with a copy to the Administrative Agent), prior to or contemporaneously with any demand for payment under this Section 3, a certificate setting forth in reasonable detail the basis for, and a computation of the amount payable to, such Lender, and such certificate shall be conclusive and binding on such Borrower in the absence of manifest error. In determining such amount, any Lender may use any reasonable averaging or attribution method. Notwithstanding anything to the contrary contained in this Agreement, no amount shall be payable by a Borrower pursuant to Section 3.1 or 3.3 with respect to any period commencing more than 90 days before the delivery of the certificate contemplated by this Section 3.6 unless such amount is claimed as a result of the retroactive effect of any newly enacted or adopted law, rule or regulation and such certificate is delivered within 90 days after such enactment or adoption.

3.7 Substitution of Lenders. If (a) any Lender shall become a Defaulting Lender, (b) any Borrower shall receive from any Lender a claim for compensation under Section 3.1 or 3.3 or (c) any Borrower shall receive a notice under Section 3.2, then the Administrative Agent may (or upon the written request of the Borrowers if the Borrowers have located or identified a replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent as contemplated below, shall) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Eligible Assignee under Section 11.8, by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Loan Documents (including for purposes of this Section 3.7, participations in L/C Obligations) to the replacement Lender pursuant to Section 11.8; provided, however, that if the Borrowers seek to exercise such right, neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrowers (it being expressly agreed that in such circumstances it is the Borrowers’ obligation to identify or locate a replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 3.7, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Loan Documents (including for purposes of this Section 3.7, participations in L/C Obligations) to the replacement Lender pursuant to Section 11.8 for a purchase price equal to the sum of 100% of the principal amount of the affected Lender’s Loans so sold and assigned or such other amount as is agreed to by such affected Lender and such replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled. If such affected Lender fails to execute the documentation required to effectuate such assignment, such documentation may be executed by any Borrower on behalf of such affected Lender.

Notwithstanding any other provision of this Agreement to the contrary, if a Lender (a “Demanding Lender”) demands any payment of any amount pursuant to Section 3.3 and the amount so demanded is disproportionately greater than the amount of compensation (if any) that the Company generally is obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”), then the Company may terminate such Lender’s Commitment hereunder, provided that (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of such Commitment termination, (ii) in the case of a Demanding Lender, the Company shall concurrently terminate the Commitment of each other Lender that has made a demand for payment under Section 3.3 that arises out of such Trigger Event and that is similarly disproportionate to the amount the Company is generally obligated to pay to other Lenders arising out of such Trigger Event, (iii) the Required Lenders shall have consented to each such Commitment termination and (iv) such Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.7)). In no event shall the termination of a Lender’s Commitment in accordance with this paragraph impair or otherwise affect the obligation of the Company to make any payment demanded by such Lender in accordance with Section 3.3.

3.8 Survival. The agreements and obligations of the Borrowers in this Section 3 shall survive the termination of this Agreement and the payment of all other Obligations.

SECTION 4 CONDITIONS PRECEDENT

4.1 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension is, in addition to the conditions precedent set forth in Section 4.2, subject to the conditions that the Restatement Effective Date shall occur prior to December 12, 2012, and that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and the Lenders, and in sufficient copies for each Lender:

4.1.1 Notes. All Notes requested by Lenders at least three Business Days prior to the Restatement Effective Date.

4.1.2 Resolutions; Incumbency.

(a) Copies of resolutions of the board of directors of each Loan Party authorizing the transactions contemplated by the Loan Documents, certified as of the Restatement Effective Date by the Secretary or an Assistant Secretary of such Loan Party; and

(b) a certificate of the Secretary or Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Person is a party.

4.1.3 Good Standing Certificates. A copy of a good standing certificate (or the equivalent) as of a recent date for each Borrower issued by the Secretary of State or other appropriate official of its jurisdiction of organization.

4.1.4 Guaranty. A guaranty, substantially in the form of Exhibit C (the “Guaranty”), signed by each Person that is required to be a Guarantor on the Restatement Effective Date (unless such Person is already a party to the Guaranty under the Existing Credit Agreement).

4.1.5 Legal Opinions. An opinion of Foley & Lardner LLP, counsel to the Company, substantially in the form of Exhibit D; an opinion of McMillan LLP, counsel to the Canadian Borrower, substantially in the form of Exhibit E; and an opinion of AKD N.V., counsel to the Dutch Borrower, substantially in the form of Exhibit F.

4.1.6 Payment of Fees. Evidence of payment by the Borrowers of all accrued and unpaid fees, costs and expenses in respect hereof to the extent invoiced reasonably in advance of the Restatement Effective Date.

4.1.7 Certificate. A certificate signed by a Responsible Officer, dated as of the Restatement Effective Date, stating that:

(a) the representations and warranties contained in Section 5 are true and correct on and as of such date, as though made on and as of such date;

(b) no Event of Default or Unmatured Event of Default exists or would result from the initial Credit Extension; and

(c) since December 31, 2011, no event or circumstance has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.1.8 Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.2 Conditions to All Loans. The obligation of each Lender to make any Credit Extension is subject to the satisfaction of the following conditions precedent on the date of such Credit Extension:

4.2.1 Notice. The Administrative Agent shall have received a Notice of Borrowing or L/C Application, as applicable.

4.2.2 Continuation of Representations and Warranties. The representations and warranties in Section 5 (other than
Section 5.5 and subsection 5.11(b)) shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) on and as of the date of such Credit Extension with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

4.2.3 No Existing Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Credit Extension.

Each Notice of Borrowing or L/C Application (if such L/C Application requests a Credit Extension) submitted by a Borrower hereunder shall constitute a representation and warranty by such Borrower that, as of the date of such notice or request and as of the date of such Credit Extension, the conditions in this Section 4.2 are satisfied.

SECTION 5 REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Lender (and each of the Canadian Borrower and the Dutch Borrower represents and warrants with respect to itself to the Administrative Agent and each Lender) that:

5.1 Corporate Existence and Power. The Company and each of its Subsidiaries:

(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (a) (with respect to Subsidiaries other than the Canadian Borrower or the Dutch Borrower), clause (b)(i), clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary organizational action by such Loan Party, and do not and will not:

(a) contravene the terms of any of such Loan Party’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any Subsidiary or any of their respective property is subject; or

(c) violate any Requirement of Law.

5.3 Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required to be made by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of any Loan Document to which it is a party (other than customary post-closing filings with the SEC).

5.4 Binding Effect. This Agreement has been duly executed and delivered by each Borrower and, upon execution and delivery thereof by the applicable Loan Party, each Loan Document to which a Loan Party is a party will be duly executed and delivered by such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower and, upon the execution and delivery thereof by the applicable Loan Party, each other Loan Document to which a Loan Party is a party will constitute a legal, valid and binding obligation of such Loan Party, in each case enforceable against the applicable Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.5 Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Subsidiary or any of their respective properties which:

(a) pertain to this Agreement or any of the transactions contemplated hereby; or

(b) would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance by the Company or any Subsidiary of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein provided.

5.6 No Default. As of the Restatement Signing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

5.7 ERISA Compliance; Canadian Pension Plans. Except as specifically disclosed in Schedule 5.7:

(a) Each Plan and each Canadian Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal, state or other Law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or an opinion letter upon which it may rely) and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification, except to the extent that the failure to receive such letter or the cost of correcting any failure of qualification would not reasonably be expected to have a Material Adverse Effect. The Company and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of Company, threatened (in writing) claims, actions or lawsuits, or actions by any Governmental Authority (or any facts which after notice or lapse of time or both could reasonably be expected to give rise to any such claim, action or lawsuit), with respect to any Plan or Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect:

(i) No ERISA Event has occurred or is reasonably expected to occur;

(ii) no contribution failure by the Company or any ERISA Affiliate has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA;

(iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and

(v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect:

(i) All Canadian Pension Plans are duly registered under all applicable Canadian pension benefits legislation and there are no other Canadian pension plans of the Loan Parties other than the Canadian Pension Plans;

(ii) all contributions or premiums required to be made by the Canadian Borrower under all Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable Law;

(iii) all employee contributions to Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by the Canadian Borrower and fully paid into the Canadian Pension Plans in a timely fashion;

(iv) all reports and disclosures relating to the Canadian Pension Plans required by any applicable Law have been filed or distributed in a timely fashion;

(v) there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans;

(vi) no amount is owing by any of the Canadian Pension Plans under the ITA or any provincial taxation statute; and

(vii) none of the Canadian Pension Plans is a defined benefit registered pension plan or contains any defined benefit provision.

5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.10 and Section 7.6. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Company and its Subsidiaries that are subject to any limitation on sale or pledge, or any similar restriction, hereunder.

5.9 Title to Properties. The Company and its Material Subsidiaries have good record and marketable title in fee simple to, or valid leasehold or other valid contractual interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Material Subsidiaries have good title to or a leasehold or other contractual interest in all their other respective material properties and assets.

5.10 Taxes. The Company and its Subsidiaries have filed all federal (United States of America and Canada) income and other material tax returns and reports (including foreign tax returns and reports) required to be filed, and have paid all federal (United States of America and Canada) income and other material taxes, assessments, fees and other governmental charges (including foreign taxes, assessments, fees and other governmental charges) imposed by any Governmental Authority that may give rise to a Lien, except those which are being contested in good faith by appropriate proceedings or action and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would have a Material Adverse Effect.

5.11 Financial Condition.

(a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 2011, and the unaudited consolidated financial statements of the Company and its Subsidiaries dated June 30, 2012, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal periods ended on such dates:

(i) were prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise expressly noted therein and (y) for the absence of footnotes, and subject to audit and normal year-end adjustments;

(ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Since December 31, 2011, there has been no Material Adverse Effect.

5.12 Environmental Matters. Except as disclosed on Schedule 5.12, to the best of the Company’s knowledge, all existing Environmental Laws and existing Environmental Claims on its business, operations and properties, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 Regulated Entities. Neither the Company nor any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is subject to regulation under the Federal Power Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Debt.

5.14 Subsidiaries. As of the Restatement Signing Date, the Company has no Subsidiaries other than those listed on
Schedule 5.14 and no Material Subsidiaries other than those designated as such on Schedule 5.14. Each of the Canadian Borrower and the Dutch Borrower is an indirect Wholly-Owned Subsidiary of the Company.

5.15 Insurance. The properties of the Company and its Material Subsidiaries are insured either by adequately reserved self-insurance or with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the properties of the Company and its Material Subsidiaries ceases to be financially sound and reputable after the Restatement Effective Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Material Subsidiary operates.

5.16 Anti-Terrorism/FCPA.

5.16.1 Borrowers. No Borrower (a) is, or is controlled by, a Designated Person; and (b) is in material breach, or to its knowledge, the subject, of any action or investigation under any Anti-Terrorism Law. To its knowledge, (a) no Borrower engages nor will it knowingly engage in any dealings or transactions with any Designated Person, and (b) no Borrower is, nor will it knowingly be otherwise associated, with any Designated Person. Each Borrower and each Subsidiary is in compliance, in all material respects, with the Patriot Act. Each Borrower has taken reasonable measures to ensure material compliance with the Anti-Terrorism Laws.

5.16.2 Loan Proceeds. No portion of the proceeds of any Loan made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in material violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

5.17 Full Disclosure. None of the representations or warranties made by any Borrower in this Agreement as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of any Borrower in connection with this Agreement (including the offering and disclosure materials delivered by or on behalf of the Borrowers to the Lenders prior to the Restatement Signing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood that any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results).

SECTION 6 AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized), unless the Required Lenders waive compliance in writing:

6.1 Financial Statements. The Company shall deliver to the Administrative Agent (which shall promptly make available to each Lender):

(a) As soon as available (but not later than 10 days after the date required to be filed with the SEC after giving effect to any extensions thereof in accordance with applicable law) after the end of each fiscal year, beginning with fiscal year ended December 31, 2012, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall (x) state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP and (y) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that if the Independent Auditor’s report with respect to such consolidated financial statements is a combined report (that is, one report containing both an opinion on such consolidated financial statements and an opinion on internal controls over financial reporting), then such report may include a qualification or limitation relating to the

Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the Independent Auditor’s management report on internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the SEC or other applicable Governmental Authority;

(b) As soon as available (but not later than five days after the date required to be filed with the SEC after giving effect to any extensions thereof in accordance with applicable law) after the end of each of the first three fiscal quarters of each fiscal year, beginning with fiscal quarter ended March 31, 2013, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders’ equity and cash flows for such quarter and for the period commencing on the first day of the then-current fiscal year and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and to audit and normal year-end adjustments), the financial position and the results of operations of the Company and its Subsidiaries.

6.2 Certificates; Other Information. The Company shall furnish to the Administrative Agent (which shall promptly make available to each Lender):

(a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a) and each set of quarterly statements referred to in subsection 6.1(b), a Compliance Certificate executed by a Responsible Officer;

(b) promptly, copies of all registration statements (other than the Exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10K and 10Q that the Company shall have filed with the SEC; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to subsection 6.1(a) or (b) or subsection 6.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.2; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.3 Notices. The Company shall promptly notify the Administrative Agent (which shall promptly notify each Lender) after a Responsible Officer obtains knowledge of:

(a) the occurrence of any Event of Default or Unmatured Event of Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any of the following events affecting the Company or any ERISA Affiliate:

(i) an ERISA Event;

(ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA;

(iii) the adoption of, or the commencement of contributions to, one or more Plans subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions to such Plan; and

(d) the occurrence of any of the following events:

(i) a material increase in the liabilities of any of the Canadian Pension Plans;

(ii) the establishment of a new registered Canadian pension plan;

(iii) commencing payment of material contributions to a Canadian Pension Plan to which the Canadian Borrower had not previously been contributing; or

(iv) any failure to make any required contribution to a Canadian Pension Plan when due.

Each notice under this Section 6.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity all provisions, if any, of this Agreement that have been breached or violated.

6.4 Preservation of Corporate Existence, Etc. Except as otherwise expressly permitted under this Agreement, the Company shall, and shall cause each Subsidiary to:

(a) preserve and maintain in full force and effect its corporate or other organizational existence and good standing (if applicable) under the laws of its jurisdiction of incorporation;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.2 and sales of assets permitted by Section 7.3;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill;

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks;

unless in the good faith judgment of the Company, the failure to do any of the acts specified above could not reasonably be expected to have a Material Adverse Effect (provided that each Borrower shall at all times comply with subsection (a) above).

6.5 Insurance. The Company shall, and shall cause each Material Subsidiary to, maintain with financially sound and reputable insurers (except to the extent that any insurer insuring the properties and business of the Company and its Material Subsidiaries ceases to be financially sound and reputable after the Restatement Effective Date, in which case, the Company shall promptly replace such insurer with a financially sound and reputable insurer), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Material Subsidiaries may self-insure against such risks and in such amounts as are usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and its Material Subsidiaries operate.

6.6 Compliance With Laws. The Company shall, and shall cause each Subsidiary to, comply with all Requirements of Law (including any Environmental Law) of any Governmental Authority having jurisdiction over it or its business, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Effect.

6.7 Compliance With ERISA; Canadian Pension Plans. Except to the extent that the following could not reasonably be expected to have a Material Adverse Effect, the Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code. Except to the extent that the following could not reasonably be expected to have a Material Adverse Effect, the Company shall maintain, and cause the Canadian Borrower and each other Canadian Subsidiary to maintain, each

Canadian Pension Plan in compliance in all material respects with all requirements of the applicable pension plan texts, funding agreements, the ITA, applicable provincial pension benefits legislation and all other applicable Requirements of Law. Without the prior written consent of the Administrative Agent, the Canadian Borrower shall not terminate, or cause to be terminated, any of the Canadian Pension Plans, if such plan would have a solvency deficiency on termination, unless such termination could not reasonably be expected to have a Material Adverse Effect.

6.8 Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries sufficient to permit the preparation of financial statements in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Administrative Agent and representatives of any Lender to visit and inspect any of their respective properties, to examine their respective organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers and, in the presence of the Company if the Company shall so request, independent public accountants, all at the expense of such Lender or the Administrative Agent (or at the expense of the Company if an Event of Default exists) and at such reasonable times during normal business hours, upon reasonable advance notice to the Company and on only one occasion during any fiscal year; provided that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be reasonably desired and without advance notice.

6.9 Payment of Taxes. The Company shall, and shall cause each Material Subsidiary to, pay when due all material tax liabilities, assessments and governmental charges upon it or its properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained with respect thereto.

6.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans for working capital, capital expenditures and other lawful corporate purposes. No part of the proceeds of any Loan or any Letter of Credit shall be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock in violation of Regulations T, U and X of the Federal Reserve Board or for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

6.11 Business Activities. The Company and its Material Subsidiaries shall continue to be primarily engaged in diversified manufacturing businesses (including the servicing of equipment manufactured by the Company and its Material Subsidiaries and similar types of equipment) and businesses reasonably related thereto and reasonable extensions thereof.

6.12 Material Subsidiaries. The Company shall cause not less than 90% of the consolidated assets of the Company and its Subsidiaries at all times to be owned by the Company and its Material Subsidiaries.

6.13 Guarantors. Subject to the last sentence of Section 11.20, the Company shall cause not less than 90% of the consolidated assets of the Company and its Domestic Subsidiaries at all times to be owned by the Company and the Guarantors. Without limiting the foregoing, promptly, and in no event later than 45 days, following (a) the creation or acquisition of any Domestic Subsidiary that is a Material Subsidiary or any Subsidiary being designated as a Guarantor pursuant to Section 11.20, or (b) the end of each fiscal quarter during which any Domestic Subsidiary became a Material Subsidiary, the Company will cause such Subsidiary to execute and deliver a counterpart of the Guaranty and to deliver documents of the types described in subsections 4.1.2 and 4.1.5 to confirm (among other things) that such Subsidiary has duly authorized, executed and delivered the Guaranty and the enforceability of the Guaranty against such Subsidiary; provided that any such Material Subsidiary shall not be required to execute and deliver a counterpart of the Guaranty and such documents or to be designated as a Guarantor hereunder at any time that the Company would have the right to obtain the release of such Material Subsidiary from its obligations under the Guaranty pursuant to the last sentence of Section 11.20 (it being understood that any such Material Subsidiary shall nevertheless remain obligated to subsequently become a Guarantor to the extent contemplated by the proviso to the last sentence of Section 11.20).

SECTION 7 NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized), unless the Required Lenders waive compliance in writing:

7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following:

(a) any Lien existing on property of the Company or any Material Subsidiary on the Restatement Signing Date and set forth in Schedule 7.1 securing Debt (or commitments therefor) or other obligations outstanding on such date;

(b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.9, provided that no notice of lien has been filed or recorded under the Code or any other Requirement of Law;

(c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e) Liens on the property of the Company or any Material Subsidiary securing (i) the non-delinquent performance of bids, leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and contingent obligations in connection with surety bonds and (iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business (and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto), and Liens on consigned goods in the possession of the Company or any Material Subsidiary incurred in the ordinary course of business; provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Material Subsidiaries;

(g) Liens securing Debt or other obligations in respect of Capital Leases on the assets subject to such Capital Leases (and the proceeds thereof);

(h) Liens arising solely by virtue of any statutory or common law provision or otherwise created by cash pooling arrangements in the ordinary course of business relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, including to facilitate the operation of cash pooling, interest set-off and/or sweep accounts; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Material Subsidiary to provide collateral to the depository institution;

(i) Liens arising in connection with Securitization Transactions; provided that the aggregate amount of all Securitization Obligations shall not exceed U.S.$150,000,000;

(j) Liens on assets of any Material Subsidiary which becomes a Subsidiary after the date of this Agreement; provided that such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof;

(k) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or bankers’ acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or bankers’ acceptances are issued;

(l) any Lien on property or proceeds thereof existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Material Subsidiary, or Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Material Subsidiary or to secure any Debt incurred or guaranteed prior to, at the time of, or within 120 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Debt incurred or guaranteed for the purpose of financing the cost to the Company or a Material Subsidiary of improvements to such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Debt and the proceeds thereof (provided that a schedule to a master lease agreement permitted by this subsection may be cross-collateralized with other schedules under such master lease agreement that are permitted by this subsection) and (ii) the Debt secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(m) any extension, renewal or substitution of or for any Lien permitted by clause (a), (j) or (l) above; provided that (i) the amount of the Debt or other obligation or liability secured by the applicable Lien shall not exceed the Debt or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the scope of the property subject to such Lien is not increased;

(n) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business;

(o) leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Material Subsidiary and do not secure Debt;

(p) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection, and (ii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q) any Lien permitted above on any property may extend to the identifiable proceeds of such property; and

(r) any Lien not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate amount of all obligations of the Company and its Material Subsidiaries secured by all Liens permitted by this clause (r) does not exceed (i) 15% of Consolidated Net Worth at the time of the incurrence of such obligations or (ii) at any time that the Guarantors have been released from their obligations under the Guaranty pursuant to the last sentence of Section 11.20, 10% of Consolidated Net Worth at the time of the incurrence of such obligations.

7.2 Consolidations and Mergers. The Company shall not, and shall not permit any Material Subsidiary to, merge, consolidate or amalgamate with any other Person; provided that (a) the Company may merge with another Person if (i) the Company is the acquiring and surviving corporation (or, in the case of an amalgamation, the resulting corporation shall have entered into an assumption agreement and provided all further assurances as the Administrative Agent or the Required Lenders may reasonably require), (ii) the holders of the capital stock of the Company before such merger continue to own at least 75% of the capital stock of the Company immediately after such merger and (iii) immediately after giving effect to such merger, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; (b) any Material Subsidiary may merge, consolidate or amalgamate with the Company (subject to compliance with subsection (a) above) or with any other Subsidiary (so long as (x) a Material Subsidiary is the surviving or resulting Person and (y) if such transaction involves a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary is the surviving or resulting Person); and (c) any Disposition that would be permitted by Section 7.3 may be accomplished via a merger, consolidation or amalgamation.

7.3 Sales of Assets. The Company shall not, and shall not permit any Material Subsidiary to, sell, transfer, convey, lease or otherwise dispose of (any of the foregoing, a “Disposition”) any of its assets (excluding any transfer of cash or cash equivalents in the ordinary course of business and any issuance by a Person of its own equity interests), except (a) as otherwise disclosed to the Administrative Agent and the Lenders prior to the date of this Agreement and (b) (i) Dispositions of inventory in the ordinary course of business and Dispositions of used, worn-out, obsolete or surplus property; (ii) any Disposition of or by any Wholly-Owned Subsidiary to the Company or to any other Wholly-Owned Subsidiary; (iii) Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment; (iv) Dispositions between and among Loan Parties, Dispositions from any Subsidiary that is not a Loan Party to the Company or a Wholly-Owned Subsidiary and Dispositions permitted by Section 7.2; (v) Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights that, in the reasonable good faith determination of the applicable Loan Party, are not material to the conduct of its business; (vi) Dispositions of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (ix) grants of non-exclusive licenses in intellectual property; and (x) the sale, assignment or other transfer of accounts receivable, lease receivables or other rights and related assets to payment pursuant to any Securitization Transaction; provided that the aggregate amount of all Securitization Obligations shall not exceed U.S.$150,000,000. Notwithstanding the foregoing, the Company and its Material Subsidiaries may make Dispositions of any assets so long as the aggregate book value of all assets disposed of in any fiscal year (in addition to Dispositions permitted by the foregoing sentence) do not exceed 15% of Consolidated Net Worth as of the end of the immediately preceding fiscal year; provided that no Event of Default shall result from any Disposition to the extent such Disposition was permitted by this Section 7.3 at the time the definitive agreement with respect to such Disposition was executed, even if after giving effect to such Disposition, the aggregate book value of all assets disposed of in the current fiscal year (in addition to Dispositions permitted by the foregoing sentence) exceed 15% of Consolidated Net Worth as of the end of the immediately preceding fiscal year.

7.4 Hedging Obligations. The Company will not, and will not permit any Material Subsidiary to, incur any Hedging Obligations other than in the ordinary course of business for the purpose of directly mitigating risks associated with (a) raw materials purchases, (b) interest or currency exchange rates, (c) operating expenses or other anticipated obligations of such Person, (d) other liabilities, commitments or assets held or reasonably anticipated by such Person or (e) changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder.

7.5 Transactions With Affiliates. The Company shall not, and shall not permit any Material Subsidiary to, enter into any material transaction with any Affiliate of the Company (other than the Company, a Loan Party or a Material Subsidiary), except upon fair and reasonable terms no less favorable to the Company, such Loan Party or such Material Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company.

7.6 Use of Proceeds. The Company shall not, and shall not permit the Canadian Borrower, the Dutch Borrower or any other Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, to make any acquisition if the Person to be acquired (or its Board of Directors or other equivalent governing body) has announced that it will oppose such acquisition or commenced any litigation which alleges that such acquisition violates or will violate any Requirement of Law; and the Company shall not permit Margin Stock to constitute 25% or more of the value of the assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any similar restriction, hereunder.

7.7 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of U.S.$10,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.8 Maximum Leverage Ratio. The Company shall not permit the Leverage Ratio as of the end of any fiscal quarter to exceed 0.6:1.0.

7.9 Minimum Interest Coverage. The Company shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.5 to 1.0.

7.10 Limitation on Material Subsidiary Debt. The Company shall not permit the aggregate amount of all Funded Debt of Material Subsidiaries to exceed (a) 15% of Consolidated Net Worth as of the date of incurrence or (b) at any time that the Guarantors have been released from their obligations under the Guaranty pursuant to the last sentence of Section 11.20, 10% of Consolidated Net Worth as of the date of incurrence; provided that, for purposes of this Section 7.10, Funded Debt of Material Subsidiaries shall not include (i) Debt to the Company, to a Loan Party or to another Material Subsidiary, (ii) Debt under the Guaranty or (iii) for purposes of the foregoing clause (a) only, Debt under unsecured guaranties of unsecured Funded Debt of the Company or any Subsidiary.

SECTION 8 EVENTS OF DEFAULT

8.1 Event of Default. Any of the following shall constitute an “Event of Default”:

8.1.1 Non-Payment. Any Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

8.1.2 Representation or Warranty. Any representation or warranty by any Borrower made or deemed made herein, or which is contained in any certificate, document or financial or other written statement by any Borrower or any Responsible Officer furnished at any time under this Agreement, is incorrect in any material respect on or as of the date made or deemed made.

8.1.3 Specific Defaults. Any Borrower fails to perform or observe any applicable term, covenant or agreement contained in any of subsection 6.3(a) or Section 7.

8.1.4 Other Defaults. Any Borrower fails to perform or observe any other term or covenant contained in this Agreement, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender.

8.1.5 Cross-Default. The Company or any of its Material Subsidiaries (A) fails (subject to any applicable grace period) to make any payment in respect of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails (subject to any applicable grace period) to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under one or more agreements or instruments relating to Material Financial Obligations if as a result of such failure, event or condition such Material Financial Obligations become, or the holder or holders or beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have the then-existing right to cause (or require) such Material Financial Obligations to become, due and payable (or to be purchased, repurchased or defeased) prior to the stated maturity thereof, other than, for the avoidance of doubt, by a regularly scheduled payment or redemption (or required pre-payment); provided that (i) any such failure relating to a Material Financial Obligation that was the Debt of a Person acquired by the Company or any of its Subsidiaries and which was assumed by the Company or such Subsidiary as part of such acquisition shall not constitute an Event of Default or Unmatured Event of Default pursuant to this Section 8.1.5 so long as such Material Financial Obligation is repaid in full or such failure is cured within 30 days of such acquisition, and (ii) this Section 8.1.5 shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt.

8.1.6 Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary: (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

8.1.7 Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of the Company or any Material Subsidiary, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

8.1.8 ERISA; Canadian Pension Plans. (i) An ERISA Event shall occur with respect to one or more Pension Plans or Multiemployer Plans which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to one or more Pension Plans, Multiemployer Plans or the PBGC in an aggregate amount in excess of U.S.$30,000,000; (ii) a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA in an aggregate amount in excess of U.S.$10,000,000; (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of U.S.$10,000,000; or (iv) the Canadian Borrower or any other Person shall institute steps to terminate a Canadian Pension Plan if as a result of such termination, the Company or the Canadian Borrower could be required to make a contribution to such Canadian Pension Plan, or could cause a solvency deficiency or otherwise incur a liability or obligation to one or more such Canadian Pension Plans in the aggregate, in excess of a Canadian Dollar Equivalent amount of U.S.$30,000,000.

8.1.9 Monetary Judgments or Settlements. One or more judgments, orders, decrees or arbitration awards is entered against the Company or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by (x) third-party insurance as to which the insurer does not dispute coverage or (y) a self-insurance reserve), as to any single or related series of transactions, incidents or conditions, of U.S.$25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.

8.1.10 Change of Control. Any Change of Control occurs.

8.1.11 Guaranties. The Guaranty, or the guaranty of the Company set forth in Section 10, shall fail to be in full force and effect (other than, in the case of the Guaranty, with respect to a Subsidiary that is released from its obligations thereunder as permitted herein or therein); the Company shall assert in any manner the invalidity, unenforceability or illegality of its guaranty set forth in Section 10; or the Company or any Guarantor shall assert in any manner the invalidity, unenforceability or illegality of the Guaranty.

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) require the Company to immediately Cash Collateralize the L/C Obligations in an amount equal to the then Effective Amount thereof, whereupon the Company shall become immediately obligated to provide such Cash Collateral to the Administrative Agent; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as set forth in subsection (c) above, shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amount received on account of the Obligations of the Borrowers shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize the undrawn amount of Letters of Credit, ratably in proportion to the respective amounts thereof; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the applicable Loan Party or as otherwise required by Law.

Subject to subsection 2.7.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.4 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other right, power, privilege or remedy provided by Law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

SECTION 9 THE ADMINISTRATIVE AGENT

9.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 9 and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement, any other Loan Document or any certificate, report, statement or other document referred to or provided for in, or received by any Agent-Related Person under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party hereto to perform its obligations hereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the applicable Lenders, unless the Administrative Agent shall have received written notice from a Lender, a Borrower or the other Agent referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of any Agent-Related Person.

9.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting any obligation of the Borrowers to do so), pro rata according to their respective Total Pro Rata Shares, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for any Indemnified Liability of any Agent-Related Person (a) unless such Indemnified Liability was incurred by such Agent-Related Person acting in its capacity as, or acting on behalf of another Person in its capacity as, the Administrative Agent or the L/C Issuer;

and (b) to the extent such Indemnified Liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s gross negligence or willful misconduct (it being understood that no action taken in accordance with the direction of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the termination of the Commitments, the payment of all Obligations and the resignation or replacement of the Administrative Agent.

9.8 Administrative Agent in Individual Capacity. Wells Fargo Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Wells Fargo Bank were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Agent-Related Persons may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that no Agent-Related Person shall have any obligation to provide such information to them. With respect to its Loans and other Credit Extensions hereunder, Wells Fargo Bank and any Affiliate thereof shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Wells Fargo Bank were not the Administrative Agent or the L/C Issuer.

9.9 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers; provided that any resignation by Wells Fargo Bank of its role as Administrative Agent shall also constitute its resignation as L/C Issuer. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor for the Administrative Agent, which successor shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor from among the Lenders. Upon the acceptance of its appointment as a successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the L/C Issuer, and the retiring Administrative Agent’s appointment, powers and duties as an “Administrative Agent” and as the “L/C Issuer” shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. If no Person has accepted appointment as successor agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the appointment of a successor agent, the terms “Administrative Agent” and “L/C Issuer”, as applicable, shall mean such successor agent and Letter of Credit issuer.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the Obligations of such Borrower that are owing and unpaid and to file such other documents as may be necessary or advisable in order to prove the claims of the applicable Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the applicable Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the applicable Lenders and the Administrative Agent hereunder or under any other Loan Document); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each applicable Lender to make such payments to the Administrative Agent and, in the Administrative Agent shall consent to the making of such payments directly to the applicable Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent (including in its capacity as L/C Issuer) under Sections 2.7.10, 2.13, 10.4 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Release of Guarantors. The Lenders irrevocably authorize the Administrative Agent to, and the Administrative Agent shall promptly, release any Subsidiary from its obligations under the Guaranty if such entity ceases to be a Subsidiary as a result of a transaction permitted hereunder or otherwise is not required to be a Guarantor pursuant to the terms of this Agreement (including pursuant to Section 11.20). In determining whether any such release is permitted, the Administrative Agent may (absent actual knowledge to the contrary) rely on a certificate of the Company. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary from its obligations under the Guaranty pursuant to this Section 9.11.

9.12 Other Agents. No Lender identified herein or in any related document as a “Co-Documentation Agent” or a “Co-Agent” or a “Joint Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10 GUARANTY BY THE COMPANY

10.1 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by the Canadian Borrower and the Dutch Borrower under this Agreement (whether for principal, interest, fees or any other amount). Upon failure by the Canadian Borrower or the Dutch Borrower to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place, in the currency and in the manner specified in this Agreement. In addition (and without limiting the foregoing), upon any Obligation of the Canadian Borrower or the Dutch Borrower being declared or otherwise becoming immediately due and payable pursuant to Section 8.2, the Company shall forthwith on demand pay all amounts payable in respect of such Canadian Loan or Dutch Loan, as applicable, at the place, in the currency and in the manner specified in this Agreement. The guaranty of the Company under this Section 10 is a guaranty of payment and not of collection.

10.2 Guaranty Unconditional. The obligations of the Company under this Section 10 shall be absolute, unconditional and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Canadian Borrower or the Dutch Borrower under this Agreement or any other Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any release, impairment, non-perfection or invalidity of any other guaranty or of any direct or indirect security for any obligation of the Canadian Borrower or the Dutch Borrower under this Agreement or any other Loan Document;

(d) any change in the corporate existence, structure or ownership of the Canadian Borrower or the Dutch Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Canadian Borrower or the Dutch Borrower or the Canadian Borrower’s or the Dutch Borrower’s assets or any resulting release or discharge of any obligation of the Canadian Borrower or the Dutch Borrower contained in this Agreement or any other Loan Document;

(e) the existence of any claim, set-off or other right which the Company may have at any time against the Canadian Borrower or the Dutch Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Canadian Borrower or the Dutch Borrower for any reason of this Agreement or any other Loan Document, or any provision of Applicable Law purporting to prohibit the payment by the Canadian Borrower or the Dutch Borrower of the principal of or interest on any other Loan Document or any other amount payable by the Canadian Borrower or the Dutch Borrower under this Agreement; or

(g) any other act or omission to act or delay of any kind by the Canadian Borrower or the Dutch Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations as guarantor hereunder.

10.3 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments have terminated and all obligations of the Canadian Borrower and the Dutch Borrower under this Agreement and each other Loan Document have been paid in full (other than any contingent indemnification or similar obligation not yet due and payable). If at any time any payment of principal, interest or any other amount payable by the Canadian Borrower or the Dutch Borrower under this Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

10.4 Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided otherwise for herein, as well as any requirement that at any time any action be taken by any Person against the Canadian Borrower or the Dutch Borrower or any other Person. The Company further hereby waives the benefits of all provisions of Law permitting or providing for discharge of the liability and obligation of the Company as guarantor hereunder based on the action or failure to act by the Administrative Agent or any Lender with respect to the enforcement of the obligations and liability guaranteed hereby against the Canadian Borrower or the Dutch Borrower or either of their respective property.

10.5 Subrogation. Notwithstanding any payment made by or for the account of the Canadian Borrower or the Dutch Borrower pursuant to this Section 10, the Company shall not be subrogated to any right of the Administrative Agent or any Lender until such time as the Administrative Agent and the Lenders shall have received final payment in cash of the full amount of all obligations of the Canadian Borrower and the Dutch Borrower hereunder.

10.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Canadian Borrower or the Dutch Borrower under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Canadian Borrower or the Dutch Borrower, as applicable, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

SECTION 11 MISCELLANEOUS

11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrowers and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment or consent shall, unless in writing and signed by each Lender directly affected thereby and the Borrowers and acknowledged by the Administrative Agent, do any of the following:

(a) increase (except as permitted by Section 2.20 and except for any increase in the Canadian Sublimit or the Dutch Sublimit permitted by Section 2.21) or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2);

(b) postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or reduce any fees or other amounts payable hereunder; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate;

(d) change the Total Pro Rata Share which is required for the Lenders or any of them to take any action hereunder;

(e) change Section 2.17, 2.18 or 8.3 in a manner that would alter the pro rata sharing of payments required thereby;

(f) amend the definition of “Required Lenders” or this Section or any provision herein providing for consent or other action by all Lenders; or

(g) release the Company’s guaranty contained in Section 10 or release all or substantially all of the Guarantors from their obligations under the Guaranty (other than pursuant to Section 11.20 or as expressly permitted hereunder);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any L/C Application relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Loan Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Loan Document on payment of a fee by the Borrowers (which may be payable only to the Lenders that consent to such matters within specified periods).

In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders directly affected thereby (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, at the Company’s request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is reasonably acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or its Eligible Assignee, all of its rights and obligations under this Agreement and the other Loan Documents (including for purposes of this paragraph, such Non-Consenting Lender’s Commitment, U.S. Loans, Canadian Loans, Dutch Loans, L/C Advances and participations in L/C Obligations) for an amount equal to 100% of the principal balance of all U.S. Loans, Canadian Loans, Dutch Loans and L/C Advances by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee). In such event, the Non-Consenting Lender agrees to execute an Assignment and Assumption to reflect such purchase and sale, but regardless of whether such Assignment and Assumption is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 11.5 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price.

In addition, the Company may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Loans and/or Commitments of the accepting Lenders to be extended, (B) reduce, eliminate or extend the scheduled amortization of the Loans of the accepting Lenders and (C) increase the applicable interest rate and/or fees payable with respect to the Loans and Commitments of the accepting Lenders and the payment of additional fees or other consideration to the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is required to become effective. Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Company, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (“Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lender’s acceptance has been made.

11.2 Notices.

(a) Except for notices and other communications expressly permitted to be given by telephone or as provided in subsection (b) below, all notices, requests and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, (i) if to the Company, the Canadian Borrower, the Dutch Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2 or such other address as shall be designated by such Person in a written notice to the other parties hereto; or (ii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified on its Administrative Questionnaire or such other address as shall be designated by such Lender in a written notice to the Company, the Administrative Agent and the L/C Issuer. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); provided, however, that any notice delivered to the Administrative Agent or the L/C Issuer under Section 2 shall not be effective until actually received by such Person. Notices delivered through electronic communications (to the extent permitted hereunder) subsection (b) below.

(b) Notices and other communications to the Lenders hereunder (collectively, the “Communications”) may be delivered or furnished by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, The Debt Exchange, Inc., DXSyndicate or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined to be due to the Administrative Agent’s gross negligence or willful misconduct. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in this subsection 11.2(c)) (a “Notice”) specifying that any Communication to the Lenders hereunder has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d) The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notice (including any telephonic Notice of Borrowing or Notice of Conversion/Continuation) purportedly given by or on behalf of a Borrower even if (i) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the L/C Issuer, the Lenders and the Agent-Related Persons from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice given or purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) Each Borrower hereby appoints and constitutes the Company (the “Borrower Representative”) as its agent to (i) receive statements on account and all other notices from the Administrative Agent, the Lenders and the L/C Issuer and (ii) execute and deliver notices, statements and certificates to the Administrative Agent, the Lenders and the L/C Issuer, in each case, with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. Any notice or certificate required or permitted hereunder to be delivered by any or all of the Borrowers (or their Responsible Officers) may be delivered by the Borrower Representative (or its Responsible Officers) on behalf of any or all of the Borrowers, as the case may be. The Borrowers may replace the Borrower Representative with a different Borrower from time to time upon prior written notice to the Administrative Agent.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.4 Costs and Expenses. The Company (and, to the extent any of the following relate directly to the Canadian Borrower or the Dutch Borrower or the credit made available to it hereunder, the Canadian Borrower and/or the Dutch Borrower, as applicable) shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent and the Joint Lead Arrangers within five Business Days after demand (which demand shall be accompanied by a reasonably detailed invoice), or earlier if required by subsection 4.1.6, for all costs and expenses (including Attorney Costs of one counsel and one Canadian counsel representing all of the Joint Lead Arrangers and the Administrative Agent) incurred by the Administrative Agent and the Joint Lead Arrangers in connection with the development, preparation, execution and delivery of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement and any other document prepared in connection herewith, and the consummation of the transactions contemplated hereby; and

(b) pay or reimburse the Administrative Agent, the Joint Lead Arrangers and each Lender within five Business Days after demand (which demand shall be accompanied by a reasonably detailed invoice) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement or, or preservation of any rights or remedies under, this Agreement or any other Loan Document during the existence of an Event of Default (including in connection with any “workout” or restructuring and in any Insolvency Proceeding or appellate proceeding).

The agreements in this Section shall survive payment of all other Obligations.

11.5 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company (and, to the extent any of the following relate directly to the Canadian Borrower or the Dutch Borrower or the credit made available to it hereunder, the Canadian Borrower or the Dutch Borrower) shall indemnify and hold the Agent-Related Persons, the Joint Lead Arrangers and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or a Joint Lead Arranger or replacement of a Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document or the Credit Extensions or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the no Borrower shall have any obligation hereunder to any Indemnified Person with respect to (a) items of the types described in subsection 11.4(a), for which the Borrowers are obligated to indemnify only the Administrative Agent and the Joint Lead Arrangers as provided therein; or (b) Indemnified Liabilities that are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or from the breach by such Indemnified Person of Section 11.9; or (c) Indemnified Liabilities that arise from disputes among Indemnified Persons. The agreements in this Section shall survive payment of all other Obligations. Notwithstanding anything to the contrary herein, the Loan Parties’ indemnification obligation with respect to Attorney Costs shall only apply to one counsel representing all Indemnified Persons and, if necessary, local counsel, unless a conflict of interest exists between or among Indemnified Persons.

11.6 Payments Set Aside. To the extent that a Borrower makes a payment to the Administrative Agent or a Lender, or the Administrative Agent or a Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee or receiver, or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

11.7 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

11.8 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 11.8(b), (ii) by way of participation in accordance with the provisions of subsection 11.8(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 11.8(f), or (iv) to an SPC in accordance with the provisions of subsection 11.8(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its Loans and its participations in L/C Obligations, and its participations or subparticipations in any of the foregoing, in each case to the extent applicable); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and other rights and obligations hereunder, the aggregate amount of the Commitment subject to an assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents; (ii) each partial assignment of a Commitment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Commitment; (iii) any assignment of all or any portion of a Commitment must be approved by the Administrative Agent (unless the Person that is the proposed assignee is itself a Lender with a Commitment, an Affiliate of such Lender or a related Approved Fund of such Lender), the L/C Issuer and, so long as no Event of Default has occurred and is continuing, the Company (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 11.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 11.8(d). The Administrative Agent will notify the Company promptly in writing of any assignment of all or any portion of a Commitment that does not require the Company’s consent.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the amounts owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent will provide a copy of the Register to the Company upon the Company’s reasonable request. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment, its Loans, its participations in L/C Obligations), and its participations or subparticipations in any of the foregoing, in each case to the extent applicable; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that directly affects such Participant. Subject to subsection 11.8(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.3 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 11.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 , 2.18 and 11.9 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 11.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan (or to fund a participation pursuant to Section 2.18), the Granting Lender shall be obligated to make such Loan (or to fund such participation) pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under
Section 2.16. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 3.3), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof or of Canada or any province thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company or the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank assigns all of its Commitment and Loans pursuant to subsection 11.8(b), Wells Fargo Bank may, upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of Wells Fargo Bank as L/C Issuer. If Wells Fargo Bank resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to subsection 2.7.3).

11.9 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use or disclose any such information other than in connection with matters directly relating to or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by such Lender or an Affiliate thereof, or (b) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to such Lender; provided that any Lender may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) to which such Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors; (vii) to any Participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (viii) as to any Lender or its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; and (ix) subject to the restrictions above, to its Affiliates, provided that any such Affiliate agrees in writing to keep such information confidential to the extent required hereunder. Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (ii), (iii) or (iv) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.

11.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of any Borrower against any and all Obligations of such Borrower owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent and the Company in writing of any change in the address to which notices to such Lender should be directed, of the address of any Lending Office, of payment instructions in respect of payments to be made to it hereunder and of such other administrative information as the Administrative Agent or the Company shall reasonably request.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall be deemed to constitute but one and the same instrument. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or electronic transmission shall be effective as delivery of a manually-signed counterpart hereof.

11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such instrument or agreement.

11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Administrative Agent, the Agent-Related Persons and the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

11.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent and the Company, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or such other evidence satisfactory to the Administrative Agent and the Company that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Administrative Agent and the Company of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement,

(B) promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent and the Company on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent or the Company (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender, as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Company shall not be required to pay any additional amount to any Foreign Lender under Section 3.1 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this subsection 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this subsection 11.15(a); provided that if such Lender shall have satisfied the requirement of this subsection 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this subsection 11.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.1 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent or the Company may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Company is not required to pay additional amounts under this subsection 11.15(a).

(b) Upon the request of the Administrative Agent or the Company, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Company two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority (including the IRS or the Canada Customs and Revenue Agency) asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations and the resignation of the Administrative Agent.

(d) If a payment made to a Lender would be subject to withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to a Borrower, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower as may be necessary for such Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender shall promptly notify a Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption, reduction or compliance with FATCA with respect to such Borrower.

11.16 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

11.17 Jury Trial. EACH OF THE BORROWERS, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

11.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal and customary banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal and customary banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under Applicable Law).

11.19 Entire Agreement. This Agreement, together with the other Loan Documents and any fee letter among the Borrowers, the Administrative Agent and the Joint Lead Arrangers (or any of them), embodies the entire agreement and understanding among the Borrowers, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.20 Designation and Release of Guarantors. The Company may from time to time, by written notice to the Administrative Agent, (a) designate any Domestic Subsidiary that is not a Material Subsidiary as a Guarantor (and, in the case of any such designation, the Company shall promptly cause such Domestic Subsidiary to comply with the requirements of Section 6.13); and (b) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, release any Domestic Subsidiary that is not a Material Subsidiary from its obligations under the Guaranty (and upon such release, such Domestic Subsidiary shall cease to be a Guarantor). In addition, notwithstanding any provision hereof or of any other Loan Document to the contrary, if (i) the

Leverage Ratio is less than or equal to 0.35:1.0 as of the end of the then most recent fiscal quarter, and (ii) the Guarantors to be released do not have (or, upon giving effect to their release hereunder, will not have) Guaranty Obligations in respect of any Debt facility for borrowed money of the Company with an aggregate amount of commitments of $50,000,000 or more (excluding Debt under the Guaranty), upon receipt of a written request from the Company, the Administrative Agent shall promptly release such Guarantors from their obligations under the Guaranty; provided that, if any of such Guarantors subsequently intend to incur Guaranty Obligations in respect of any Debt facility for borrowed money of the Company with an aggregate amount of commitments of $50,000,000 or more (excluding Debt under the Guaranty), as a condition to incurring such Guaranty Obligations, such Guarantors shall again be designated as Guarantors and the Company shall promptly cause such Guarantors to comply with the requirements of Section 6.13 for so long as such Guarantors have such Guaranty Obligations outstanding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

A. O. SMITH CORPORATION

By:	/s/ John J. Kita
Name:	John J. Kita
Title:	Executive Vice President and Chief Financial Officer

A. O. SMITH ENTERPRISES LTD.

By:	/s/ Patricia K. Ackerman
Name:	Patricia K. Ackerman
Title:	Assistant Treasurer

A. O. SMITH INTERNATIONAL HOLDINGS B.V.

By:	/s/ John J. Kita
Name:	John J. Kita
Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., as Administrative Agent

By:	/s/ Paul J. Hennessy
Name:	Paul J. Hennessy
Title:	Vice President/Relationship Manager

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Paul J. Hennessy
Name:	Paul J. Hennessy
Title:	Vice President/Relationship Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christopher Wozniak
Name:	Christopher Wozniak
Title:	Vice President

By:	/s/ Medina Sales De Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Caroline V. Krider
Name:	Caroline V. Krider
Title:	Senior Vice President

By:	/s/ Joseph Rauhala
Name:	Joseph Rauhala
Title:	Principal Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Ronald J. Carey
Name:	Ronald J. Carey
Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

COMERICA BANK, as a Lender

By:	/s/ Brandon Welling
Name:	Brandon Welling
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Jeffrey Dears
Name:	Jeffrey Dears
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Haifeng Xu
Name:	Haifeng Xu
Title:	Executive Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James P. Hughes
Name:	James P. Hughes
Title:	Director

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	Credit Documentation Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 1.1

PRICING SCHEDULE

Level	Total Leverage Ratio	Interest Margin for Base Rate Loans	Interest Margin for Eurodollar Loans and CDOR Rate Loans	Facility Fee	All-In Drawn Margin
I	Less than 25%	0.100%	1.100%	0.150%	1.250%
II	Greater than or equal to 25% but less than 35%	0.200%	1.200%	0.175%	1.375%
III	Greater than or equal to 35% but less than 45%	0.30%	1.30%	0.20%	1.50%
IV	Greater than or equal to 45% but less than 55%	0.50%	1.50%	0.25%	1.750%
V	Greater than or equal to 55%	0.825%	1.825%	0.30%	2.125%

SCHEDULE 2.1

COMMITMENTS AND PRO RATA SHARES

Name of Lender	Commitment	Total Pro Rata Share
Wells Fargo Bank, National Association	$80,000,000	20.00%
Bank of America, N.A.	$70,000,000	17.50%
U.S. Bank National Association	$70,000,000	17.50%
BMO Harris Bank N.A.	$70,000,000	17.50%
Comerica Bank	$30,000,000	7.50%
The Bank of New York Mellon	$30,000,000	7.50%
Bank of China, New York Branch	$30,000,000	7.50%
Standard Chartered Bank	$20,000,000	5.00%

Total	$400,000,000	100.00%

SCHEDULE 5.5

LITIGATION

None

SCHEDULE 5.7

ERISA

1.	“A. O. Smith Enterprises Ltd. Pension Plan” is a defined benefit pension plan in Canada

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

None

SCHEDULE 5.14

SUBSIDIARIES

Each of the following entities is a Subsidiary of the Company (Material Subsidiaries are in bold-faced type):

Subsidiary	Jurisdiction in which Formed
AOS Holding Company	Delaware
A. O. Smith International Corporation	Delaware
Flame Guard Water Heaters, Inc.	Delaware
SICO Acquisition, LLC	Delaware
Takagi–A. O. Smith Tankless Water Heater Company LLC	Delaware
American Water Heater Company	Nevada
Lochinvar, LLC	Tennessee
State Industries, Inc.	Tennessee
A. O. Smith Holdings (Barbados) SRL	Barbados
Winston Park Insurance Company Ltd.	Barbados
A.O. Smith Enterprises Ltd.	Canada
A. O. Smith (China) Investment Co., Ltd.	China
A. O. Smith (China) Water Heater Co., Ltd.	China
A. O. Smith (China) Water Products Co., Ltd.	China
A. O. Smith (Shanghai) Water Treatment Products Co., Ltd.	China
Nanjing A. O. Smith Gas Appliance Co., Ltd.	China
A. O. Smith L’eau chaude S.a.r.l.	France
A. O. Smith Warmwasser-Systemtechnik GmbH	Germany
A. O. Smith (Hong Kong) Limited	Hong Kong
A. O. Smith India Water Heating Private Limited	India
A. O. Smith Electric Motors (Ireland) Ltd.	Ireland
A. O. Smith Holdings (Ireland) Ltd.	Ireland
Productos Productos de Agua, S. de R.L. de C.V.	Mexico
A.O. Smith Electrical Products B.V.	The Netherlands
A.O. Smith Holdings II B.V.	The Netherlands
A.O. Smith International Holdings B.V.	The Netherlands
A.O. Smith Products v.o.f.	The Netherlands
A.O. Smith Water Products Company B.V.	The Netherlands
A. O. Smith Water FZE	United Arab Emirates
Lochinvar Limited	United Kingdom
Representative Office of A. O. SMITH CORPORATION in Hanoi	Vietnam

SCHEDULE 7.1

EXISTING LIENS

DEBTOR	JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
A. O. Smith Corporation	Delaware	BNY Capital Resources Corporation	31841041	06/13/03	Certain manufacturing equipment.	Continuation #20081279007 filed on 04/07/08.
A. O. Smith Corporation	Delaware	Air Liquide Industrial U.S. LP	20090223732	01/22/09	Certain equipment.	Amendment #20103470956 filed on 10/05/10 deleting collateral.
A. O. Smith Corporation	Delaware	Toyota Motor Credit Corporation	20091765178	06/04/09	Certain equipment.
A. O. Smith Corporation	Delaware	United Rentals (North America), Inc.	20102021032	06/10/10	Certain equipment.
A. O. Smith Corporation	Delaware	Air Liquide Industrial U.S. LP	20103470980	10/05/10	Certain equipment.
A. O. Smith Corporation	Delaware	Air Liquide Industrial U.S. LP	20122731679	07/16/12	Certain equipment.
American Water Heater Company	Nevada	Komatsu America Industries LLC	2011026200-9	10/03/11	Certain equipment.
A.O. Smith Enterprises, Ltd.	Province of Ontario, Canada	De Lage Landen Financial Services Canada Inc.	651667896	02/23/10	All equipment and goods supplied by Secured Party.
A.O. Smith Enterprises, Ltd.	Province of Ontario, Canada	Endries International of Canada, Inc. a Wolseley Industrial Products Group company	666509778	12/10/10	Certain equipment and inventory supplied by Secured Party.
A.O. Smith Enterprises, Ltd.	Province of Ontario, Canada	Ryder Truck Rental Canada Ltd.	669507345	05/02/08	Certain equipment.

SCHEDULE 11.2

ADDRESSES FOR NOTICES

A. O. Smith Corporation

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: Patricia K. Ackerman

Telephone Number: 414-359-4130

Facsimile Number: 414-359-4180

Electronic Mail Address: packerman@aosmith.com

Website: http://investor.shareholder.com/aosmith/sec.cfm

A. O. Smith Corporation

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: James F. Stern

Telephone Number: 414-359-4031

Facsimile Number: 414-359-4143

Electronic Mail Address: jstern@aosmith.com

Website: http://investor.shareholder.com/aosmith/sec.cfm

A.O. Smith Enterprises Ltd.

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: Patricia K. Ackerman

Telephone Number: 414-359-4130

Facsimile Number: 414-359-4180

Electronic Mail Address: packerman@aosmith.com

A. O. Smith Enterprises Ltd.

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: James F. Stern

Telephone Number: 414-359-4031

Facsimile Number: 414-359-4143

Electronic Mail Address: jstern@aosmith.com

Website: http://investor.shareholder.com/aosmith/sec.cfm

A.O. Smith International Holdings B.V.

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: Patricia K. Ackerman

Telephone Number: 414-359-4130

Facsimile Number: 414-359-4180

Electronic Mail Address: packerman@aosmith.com

A.O. Smith International Holdings B.V.

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: James F. Stern

Telephone Number: 414-359-4031

Facsimile Number: 414-359-4143

Electronic Mail Address: jstern@aosmith.com

Website: http://investor.shareholder.com/aosmith/sec.cfm

Wells Fargo Bank, National Association

Address: 100 East Wisconsin Avenue, Suite 1400, Milwaukee, Wisconsin 53202

Attention: Paul J. Hennessy

Telephone Number: (414) 224-7405

Facsimile Number: (414) 224-7415

Electronic Mail Address: paul.j.hennessy@wellsfargo.com

EXHIBIT A-1

FORM OF

NOTICE OF U.S. BORROWING

A. O. SMITH CORPORATION

Date:

To:	Wells Fargo Bank, National Association as Administrative Agent under the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as so defined) with A. O. Smith Corporation (the “Company”), A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V. and various other parties thereto

Ladies and Gentlemen:

The Company hereby gives you irrevocable notice, pursuant to Section 2.3 of the Credit Agreement, of the U.S. Borrowing specified below.

1. The Business Day of such U.S. Borrowing is                     ,             .

2. Such U.S. Borrowing is to be comprised of [Base Rate] [Eurodollar] Loans.

3. The aggregate amount of such U.S. Borrowing is U.S.$                    .

4. [The duration of the Interest Period for the Eurodollar Loans included in such U.S. Borrowing shall be                      months.]

The Company certifies that the following statements are true on the date hereof, and will be true on the date of such U.S. Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

a. the representations and warranties contained in Section 5 of the Credit Agreement (other than Section 5.5 and subsection 5.11(b)) are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) as though made on and as of such Borrowing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date);

b. no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from such Borrowing; and

c. such U.S. Borrowing will not cause the Total Outstandings to exceed the Aggregate Commitment.

[signature page follows]

A. O. SMITH CORPORATION

By:
Name:
Title:

EXHIBIT A-2

FORM OF

NOTICE OF U.S. BORROWING

A.O. SMITH INTERNATIONAL HOLDINGS B.V.

Date:

To:	Wells Fargo Bank, National Association as Administrative Agent under the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as so defined) with A. O. Smith Corporation, A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V. (the “Dutch Borrower”) and various other parties thereto

Ladies and Gentlemen:

The Dutch Borrower hereby gives you irrevocable notice, pursuant to Section 2.3 of the Credit Agreement, of the U.S. Borrowing specified below.

1. The Business Day of such U.S. Borrowing is                     ,         .

2. Such U.S. Borrowing is to be comprised of [Base Rate] [Eurodollar] Loans.

3. The aggregate amount of such U.S. Borrowing is U.S.$                    .

4. [The duration of the Interest Period for the Eurodollar Loans included in such U.S. Borrowing shall be                      months.]

The Dutch Borrower certifies that the following statements are true on the date hereof, and will be true on the date of such U.S. Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

a. the representations and warranties contained in Section 5 of the Credit Agreement (other than Section 5.5 and subsection 5.11(b)) are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) as though made on and as of such Borrowing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date);

b. no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from such Borrowing;

c. such U.S. Borrowing will not cause the aggregate principal amount of all outstanding Dutch Loans to exceed the Dutch Sublimit; and

d. such U.S. Borrowing will not cause the Total Outstandings to exceed the Aggregate Commitment.

A.O. SMITH INTERNATIONAL HOLDINGS B.V.

By:
Name:
Title:

EXHIBIT A-3

FORM OF

NOTICE OF CANADIAN BORROWING

A.O. SMITH ENTERPRISES LTD.

Date:

To:	Wells Fargo Bank, National Association as Administrative Agent under the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as so defined) with A. O. Smith Corporation, A.O. Smith Enterprises Ltd. (the “Canadian Borrower”), A.O. Smith International Holdings B.V. and various other parties thereto

Ladies and Gentlemen:

The Canadian Borrower hereby gives you irrevocable notice, pursuant to Section 2.5 of the Credit Agreement, of the Canadian Borrowing specified below.

1. The Business Day of such Canadian Borrowing is                     ,             .

2. Such Canadian Borrowing is to be comprised of [CDOR Rate] [Canadian Prime] Loans.

3. The aggregate amount of such Canadian Borrowing is C$                    .

4. [The duration of the “interest period” as used in the definition of “CDOR” in the Credit Agreement shall be             .]

The Canadian Borrower certifies that the following statements are true on the date hereof, and will be true on the date of such Canadian Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

a. the representations and warranties contained in Section 5 of the Credit Agreement (other than Section 5.5 and subsection 5.11(b)) are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) as though made on and as of such Borrowing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date);

b. no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from such Canadian Borrowing;

c. such Canadian Borrowing will not cause the Total Canadian Dollar Outstandings to exceed the Canadian Sublimit; and

d. such Canadian Borrowing will not cause the Total Outstandings to exceed the Aggregate Commitment.

A.O. SMITH ENTERPRISES LTD.

By:
Name:
Title:

EXHIBIT B-1

FORM OF

NOTICE OF CONVERSION/CONTINUATION

A. O. SMITH CORPORATION

Date:

To:	Wells Fargo Bank, National Association as Administrative Agent under the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as so defined) with A. O. Smith Corporation (the “Company”), A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V. and various other parties thereto

Ladies and Gentlemen:

The Company hereby gives you irrevocable notice, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the U.S. Loans specified below:

1. The Conversion/Continuation Date is                     ,             .

2. The aggregate amount of the U.S. Loans to be [converted] [continued] is U.S.$                    .

3. The U.S. Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [The duration of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be              months.]

[The Company certifies that on the date of this Notice of Conversion/Continuation and on the proposed Conversion/Continuation Date, no Event of Default exists.]1

[signature page follows]

[1]	Language to be included if a U.S. Loan is converted into or continued as a Eurodollar Loan.

A. O. SMITH CORPORATION

By:
Name:
Title:

EXHIBIT B-2

FORM OF

NOTICE OF CONVERSION/CONTINUATION

A.O. SMITH INTERNATIONAL HOLDINGS B.V.

Date:

To:	Wells Fargo Bank, National Association as Administrative Agent under the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as so defined) with A. O. Smith Corporation, A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V. (the “Dutch Borrower”) and various other parties thereto

Ladies and Gentlemen:

The Dutch Borrower hereby gives you irrevocable notice, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Dutch Loans specified below:

1. The Conversion/Continuation Date is                     ,             .

2. The aggregate amount of the Dutch Loans to be [converted] [continued] is U.S.$                    .

3. The Dutch Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [The duration of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be              months.]

[The Dutch Borrower certifies that on the date of this Notice of Conversion/Continuation and on the proposed Conversion/Continuation Date, no Event of Default exists.]2

[signature page follows]

[2]	Language to be included if a Dutch Loan is converted into or continued as a Eurodollar Loan.

A.O. SMITH INTERNATIONAL HOLDINGS B.V.

By:
Name:
Title:

EXHIBIT B-3

FORM OF

NOTICE OF CONVERSION/CONTINUATION

A.O. SMITH ENTERPRISES LTD.

Date:

To:	Wells Fargo Bank, National Association as Administrative Agent under the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as so defined) with A. O. Smith Corporation, A.O. Smith Enterprises Ltd. (the “Canadian Borrower”), A.O. Smith International Holdings B.V. and various other parties thereto

Ladies and Gentlemen:

The Canadian Borrower hereby gives you irrevocable notice, pursuant to Section 2.6 of the Credit Agreement, of the [conversion] [continuation] of the Canadian Loans specified below:

1. The Conversion/Continuation Date is                     ,             .

2. The aggregate amount of the Canadian Loans to be [converted] [continued] is C$                    .

3. The Canadian Loans are to be [converted into] [continued as] [CDOR Rate] [Canadian Prime] Loans.

4. [The duration of the “interest period” as used in the definition of “CDOR” in the Credit Agreement shall be             .]

[signature page follows]

A.O. SMITH ENTERPRISES LTD.

By:
Name:
Title:

EXHIBIT D

FORM OF GUARANTY

GUARANTY

THIS GUARANTY dated as of November 12, 2010 is executed in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”), and the other Lender Parties (as defined below).

W I T N E S S E T H:

WHEREAS, A. O. Smith Corporation, a Delaware corporation (the “Company”), A.O. Smith Enterprises Ltd., an Ontario corporation, A. O. Smith International Holdings B.V., a Netherlands limited liability company, the several financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent have entered into a Credit Agreement dated as of November 12, 2010 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized definitional terms used but not defined herein have the respective meanings ascribed thereto in the Credit Agreement); and

WHEREAS, each of the undersigned will benefit from the making of loans and the issuance of letters of credit pursuant to the Credit Agreement and is willing to guaranty the Liabilities (as defined below) as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

1. Guaranty. Each of the undersigned jointly and severally, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of (a) all Obligations of the Company from time to time arising under or in connection with the Credit Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time, (b) all Hedging Obligations of the Company to any Lender Party (as defined below) and (c) all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and charges) paid or incurred by the Administrative Agent or any other Lender Party in enforcing this Guaranty or any other applicable Loan Document against such undersigned (all of the foregoing obligations, the “Liabilities”); provided that the liability of each of the undersigned hereunder shall be limited to the maximum amount of the Liabilities which such undersigned may guaranty without rendering this Guaranty void or voidable with respect to such undersigned under any applicable fraudulent conveyance or fraudulent transfer law. As used herein, “Lender Party” means the Administrative Agent and each Lender and any Affiliate of a Lender that is a party to a Hedging Agreement with the Company.

2. Representation and Warranty. Each of the undersigned represents and warrants that it has received adequate consideration with respect to the execution, delivery and performance of this Guaranty.

3. Payment Prior to Maturity. Each of the undersigned agrees that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, and if such event shall occur at a time when any of the Liabilities are not due and payable, such undersigned will pay to the Administrative Agent for the account of the Lender Parties forthwith the full amount that would be payable hereunder by such undersigned if all Liabilities were then due and payable.

4. Right of Setoff. Each of the undersigned agrees that if an Event of Default exists, or the Loans have been accelerated, each Lender Party is authorized at any time and from time to time, without prior notice to such undersigned, any such notice being waived by the undersigned to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender Party to or for the credit or the account of such undersigned against any and all Liabilities owing to such Lender Party, now or hereafter existing, irrespective of whether or not such Lender Party shall have made demand hereunder and although such Liabilities may be contingent or unmatured. Each Lender Party shall promptly notify the applicable undersigned, the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

5. Guaranty Unconditional. Unless earlier terminated pursuant to Section 19, this Guaranty shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty of payment and performance and not only collectability, and shall remain in full force and effect (notwithstanding the dissolution of any of the undersigned, that at any time or from time to time no Liabilities are outstanding or any other circumstance) until all Commitments have terminated and all Liabilities have been paid in full.

6. Reinstatement. The undersigned further agree that if at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such other Lender Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Company or any of the undersigned), such Liabilities shall, for purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such other Lender Party, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such other Lender Party had not been made.

7. Certain Rights of Administrative Agent and Other Lender Parties. The Administrative Agent or any other Lender Party may, from time to time, in its sole discretion and without notice to the undersigned (or any of them), take any of the following actions without affecting the obligations of the undersigned hereunder (unless such undersigned is released from its obligations pursuant to Section 19): (a) retain or obtain a security interest in any property to secure any Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any Liabilities, (c) extend or renew any Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any Liabilities, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any of the undersigned for payment of any Liabilities when due, whether or not the Administrative Agent or such other Lender Party shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any Liabilities.

8. Application of Payments; Delay of Subrogation. Any amount received by the Administrative Agent or any other Lender Party from whatever source on account of the Liabilities may be applied by it toward the payment of the Liabilities in accordance with the Credit Agreement; and, notwithstanding any payment made by or for the account of any of the undersigned pursuant to this Guaranty, the undersigned shall not exercise any right of subrogation to any right of the Administrative Agent or any other Lender Party until such time as this Guaranty shall have been terminated as to all of the undersigned and the Lender Parties shall have received final payment in cash of the full amount of all Liabilities.

9. Certain Waivers. The undersigned expressly waive (a) notice of the acceptance by the Administrative Agent or any other Lender Party of this Guaranty, (b) notice of the existence or creation or non-payment of any Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon any Liabilities or any security for or guaranty of any Liabilities.

10. Additional Liabilities. The creation or existence from time to time of additional Liabilities to any Lender Party is authorized, without notice to the any of the undersigned, and shall in no way affect or impair the rights of the Administrative Agent or any other Lender Party or the obligations of the undersigned under this Guaranty.

11. Assignments and Transfers. The Administrative Agent and any other Lender Party may from time to time, without notice to any of the undersigned, assign or transfer any Liabilities or any interest therein; and notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for purposes of this Guaranty, and each and every immediate and successive assignee or transferee of any Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were an original Lender Party.

12. Delay not a Waiver, etc. No delay on the part of the Administrative Agent or any other Lender Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Lender Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any provision of this Guaranty be binding upon the Administrative Agent or any other Lender Party except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent (or, if at any time there is no Administrative Agent, the Required Lenders or, if required pursuant to Section 11.1 of the Credit Agreement, all Lenders). No action of the Administrative Agent or any other Lender Party permitted hereunder shall in any way affect or impair the rights of the Administrative Agent or any other Lender Party or the obligations of the undersigned under this Guaranty. For purposes of this Guaranty, Liabilities shall include all obligations of the Company to the Administrative Agent or any other Lender Party arising under or in connection with any Loan Document, notwithstanding any right or power of the Company or anyone else to assert any claim or defense as to the invalidity or unenforceability of any obligation, and no such claim or defense shall affect or impair the obligations of the undersigned hereunder.

13. Role of Administrative Agent. Pursuant to the Credit Agreement, (a) this Guaranty has been delivered to the Administrative Agent and (b) the Administrative Agent has been authorized to enforce this Guaranty on behalf of itself and all other Lender Parties. All payments by the undersigned pursuant to this Guaranty shall be made to the Administrative Agent for application as set forth in the Credit Agreement or, if there is no Administrative Agent, to the Lender Parties for their ratable benefit.

14. Successors and Assigns. This Guaranty shall be binding upon the undersigned and the successors and assigns of the undersigned; and to the extent that the Company or any of the undersigned is a partnership, corporation, limited liability company or other entity, all references herein to the Company and to such undersigned, respectively, shall be deemed to include any successor or successors, whether immediate or remote, to such entity. The term “undersigned” means all parties executing this Guaranty and each of them, and all such parties shall be jointly and severally obligated hereunder.

15. Governing Law. THIS GUARANTY SHALL BE A CONTRACT GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

16. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Guaranty. A counterpart hereof delivered by facsimile or electronic mail shall be effective as delivery of an original manually-signed counterpart.

17. Additional Guarantors. At any time after the date of this Guaranty, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a counterpart of this Guaranty. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all of the terms of, this Guaranty.

18. Addresses. Any notice or other communication hereunder shall conform with the requirements of, and shall be deemed received as provided in, Section 11.2 of the Credit Agreement. Notices to the Administrative Agent shall be sent to its address specified in, or pursuant to, the Credit Agreement. Notices to any of the undersigned shall be sent to the address of such undersigned on Schedule I hereto (or such other address as it shall have specified in writing to the Administrative Agent as its address for notices hereunder).

19. JURISDICTION, ETC. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. EACH OF THE UNDERSIGNED HEREBY EXPRESSLY AND IRREVOCABLY (A) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION; (B) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW; AND (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH LITIGATION BROUGHT IN ANY COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

20. Release. Any of the undersigned shall be released from this Guaranty and their obligations hereunder shall be terminated to the extent permitted, and in accordance with, Section 9.11 of the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the day and year first above written.

STATE INDUSTRIES, INC.
AMERICAN WATER HEATER COMPANY

By:
Name:
Title:

Signature page for the Guaranty dated as of November 12, 2010 issued by various subsidiaries of A. O. Smith Corporation (the “Company”) in favor of Wells Fargo Bank, National Association, as Administrative Agent under the Credit Agreement dated as of November 12, 2010 among the Company, A.O. Smith Enterprises, Ltd., A.O. Smith International Holdings B.V. and the several financial institutions from time to time party thereto, for the benefit of the Administrative Agent and the other Lender Parties referred to in such Guaranty.

The undersigned is executing a counterpart hereof for purposes of becoming a party hereto (and the undersigned has attached hereto a supplement to Schedule I to the Guaranty):

[SUBSIDIARY]

By:
Name:
Title:

SCHEDULE I

ADDRESSES OF GUARANTORS

American Water Heater Company

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: Patricia K. Ackerman

Telephone Number: 414-359-4130

Facsimile Number: 414-359-4180

Electronic Mail Address: packerman@aosmith.com

State Industries, Inc.

Address: 11270 West Park Place, Milwaukee, WI 53224

Attention: Patricia K. Ackerman

Telephone Number: 414-359-4130

Facsimile Number: 414-359-4180

Electronic Mail Address: packerman@aosmith.com

EXHIBIT D

FORM OF

LEGAL OPINION OF COUNSEL TO THE COMPANY

EXHIBIT E

FORM OF

LEGAL OPINION OF COUNSEL TO THE CANADIAN BORROWER

EXHIBIT F

FORM OF

LEGAL OPINION OF COUNSEL TO THE DUTCH BORROWER

EXHIBIT G

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized definitional terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]3]

3. Borrowers:	A. O. Smith Corporation, A.O. Smith Enterprises Ltd. and A.O. International Holdings B.V.

4. Administrative Agent:	Wells Fargo Bank, National Association

[3]	Select as applicable.

5. Credit Agreement:	Amended and Restated Credit Agreement dated as of December 12, 2012, among A. O. Smith Corporation, A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V., the several financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer

6. Assigned Interest:

Aggregate Amount of Commitment/Loans/participations in L/C Obligations for all Lenders	Amount of Commitment/ Loans/participations in L/C Obligations Assigned	Percentage Assigned of Commitment/Loans/participations in L/C Obligations[4]
$	$	%
$	$	%
$	$	%

Effective Date:                     , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name: Title:

[4]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans/participations in L/C Obligations of all Lenders thereunder.

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

A. O. SMITH CORPORATION

By:
Name:
Title:

[5]	To be added only if the consent of A. O. Smith Corporation is required by the terms of the Credit Agreement.

ANNEX I TO EXHIBIT G

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates, the Canadian Borrower, the Dutch Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates, the Canadian Borrower, the Dutch Borrower or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic mail shall be effective as delivery of a manually-signed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal law of the State of Illinois.

EXHIBIT H

FORM OF

PROMISSORY NOTE

Date:                         , 20

FOR VALUE RECEIVED, the undersigned, [A. O. SMITH CORPORATION][A.O. SMITH ENTERPRISES LTD.][A.O. SMITH INTERNATIONAL HOLDINGS B.V.] (the “Company”), hereby promises to pay to the order of              (the “Lender”) the aggregate unpaid principal amount of all [U.S.][Canadian][Dutch] Loans made by the Lender to the Company pursuant to the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among A. O. Smith Corporation, A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V., the several financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, on the dates and in the amounts specified pursuant to the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the [U.S.][Canadian][Dutch] Loans evidenced hereby from time to time at the rates and on the dates provided in the Credit Agreement.

The Lender is authorized to record the amount and the date on which each [U.S.][Canadian][Dutch] Loan is made by the Lender, and each payment of principal with respect thereto, on the schedules annexed hereto or continuations thereof; provided that any failure to record such information thereon shall not in any manner affect any obligation of the Company under the Credit Agreement or this Promissory Note (this “Note”).

This Note is one of the “Notes” referred to in, and is entitled to the benefits of, the Credit Agreement, which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

Terms used but not defined herein have the respective meanings set forth in the Credit Agreement. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the day and year first above written.

[signature page follows]

[A. O. SMITH CORPORATION] [A.O. SMITH ENTERPRISES LTD.] [A.O. SMITH INTERNATIONAL HOLDINGS B.V.]

By:
Name:
Title:

SCHEDULE A TO PROMISSORY NOTE

BASE RATE LOANS AND REPAYMENTS OF

BASE RATE LOANS

(1) Date	(2) Amount of Base Rate Loan	(3) Amount of Base Rate Loan Repaid	(4) Notation Made By

SCHEDULE B TO PROMISSORY NOTE

EURODOLLAR LOANS AND REPAYMENTS

OF EURODOLLAR LOANS

(1) Date	(2) Amount of Eurodollar Loan	(3) Term for Eurodollar Loan	(4) Amount of Eurodollar Loan Repaid	(5) Notation Made By

SCHEDULE C TO PROMISSORY NOTE

CANADIAN LOANS AND REPAYMENTS OF

CANADIAN LOANS

(1) Date	(2) Amount of Canadian Loan	(3) Amount of Canadian Loan Repaid	(4) Notation Made By

EXHIBIT I

FORM OF

COMPLIANCE CERTIFICATE

Dated of as of [                    ], 20[    ]

To:	Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, and the Lenders that are parties to the Credit Agreement referred to below

Please refer to the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among A. O. Smith Corporation, a Delaware corporation (the “Company”), A.O. Smith Enterprises Ltd., an Ontario corporation, A.O. Smith International Holdings B.V., a Netherlands limited liability company, the several financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer. Capitalized definitional terms used but not defined herein have the respective meanings specified in the Credit Agreement.

1.

Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as of [                ], 20[    ] (the “Computation Date”), which report fairly presents, in accordance with GAAP consistently applied throughout the period covered thereby (except [(x)] as otherwise expressly noted therein [and (y) for the absence of footnotes and subject to audit and normal year-end adjustments]6), the consolidated financial condition of the Company and its Subsidiaries as of the Computation Date and the results of operations for the period covered thereby.

2.	Financial Tests. The Company certifies to you that attached as Exhibit A is a worksheet containing calculations required to establish the following ratios as of the Computation Date.

Leverage Ratio is             :1.0.

Consolidated Interest Coverage Ratio is             :1.0.

2.	Defaults. The Company further certifies to you that as of the date of this Certificate, no Event of Default or Unmatured Event of Default has occurred and is continuing. [If any such event does exist, describe it in reasonable detail.]

[signature page follows]

[6]	Clause (y) to be included with quarterly reports.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

A. O. SMITH CORPORATION

By:
Name:
Title:

EXHIBIT A

EXHIBIT J

FORM OF

REQUEST FOR INCREASE IN AGGREGATE COMMITMENT

Date:

Wells Fargo Bank, National Association,

as Administrative Agent

100 East Wisconsin Avenue, Suite 1400

Milwaukee, Wisconsin 53202

Attention: Paul J. Hennessy

Ladies/Gentlemen:

Please refer to the Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among A. O. Smith Corporation, a Delaware corporation (the “Company”), A.O. Smith Enterprises Ltd., an Ontario corporation, A.O. Smith International Holdings B.V., a Netherlands limited liability company, the several financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer. Terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

In accordance with Section 2.20 of the Credit Agreement, the Company hereby requests an increase in the Aggregate Commitment from U.S.$             to U.S.$             [and an increase in the [Canadian/Dutch] Sublimit from [U.S./C]$             to [U.S./C]$            .] Such increase shall be made by [increasing the Commitment of              from U.S.$             to U.S.$            ] [adding             , an Eligible Assignee, as a new Lender under the Credit Agreement with a Commitment of U.S.$            ] as set forth in the letter attached hereto. Such increase shall be effective three Business Days after the date that the Administrative Agent accepts the letter attached hereto or such other date as is agreed among the Company, the Administrative Agent and the [increasing] [new] Lender.

The Company certifies, as of the date hereof and the effective date of the increase requested hereby, that:

(a) the representations and warranties contained in Section 5 of the Credit Agreement (other than Section 5.5 and subsection 5.11(b)) are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) as though made on and as of such dates (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date);

(b) the Company is in pro forma compliance with all financial covenants set forth in Section 7 of the Credit Agreement; and

(c) no Event of Default or Unmatured Event of Default exists.

[signature page follows]

Very truly yours, A. O. SMITH CORPORATION

By:
Name:
Title:

ANNEX I TO EXHIBIT J

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent

100 East Wisconsin Avenue, Suite 1400

Milwaukee, Wisconsin 53202

Attention: Paul J. Hennessy

Ladies/Gentlemen:

Please refer to the letter dated             ,              from A. O. Smith Corporation, a Delaware corporation (the “Company”) requesting an increase in the Aggregate Commitment from U.S.$             to U.S.$             pursuant to Section 2.20 of the Amended and Restated Credit Agreement dated as of December 12, 2012 (the “Credit Agreement”) among the Company, A.O. Smith Enterprises Ltd., an Ontario corporation, A.O. Smith International Holdings B.V., a Netherlands limited liability company, the undersigned Lender, the several financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer. Capitalized definitional terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to increase the amount of its Commitment under the Credit Agreement from U.S.$             to U.S.$             effective on the date which is three Business Days after the acceptance hereof by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

[signature page follows]

Very truly yours, [NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted as of

                        ,

WELLS FARGO BANK,NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

ANNEX II TO EXHIBIT J

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent

100 East Wisconsin Avenue, Suite 1400

Milwaukee, Wisconsin 53202

Attention: Paul J. Hennessy

Ladies/Gentlemen:

Please refer to the letter dated             ,              from A. O. Smith Corporation, a Delaware corporation (the “Company”) requesting an increase in the Aggregate Commitment from U.S.$             to U.S.$             pursuant to Section 2.20 of the Amended and Restated Credit Agreement dated as of December 12, 2012 (the “Credit Agreement”) among the Company, A.O. Smith Enterprises Ltd., an Ontario corporation, A.O. Smith International Holdings B.V., a Netherlands limited liability company, the several financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer. Capitalized definitional terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of U.S.$             effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent, and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by Company pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Lender under the Credit Agreement; and (ii) no notice to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent may reasonably request in connection with the transactions contemplated by this letter.

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )
Email:

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement.

[signature page follows]

Very truly yours, [NAME OF NEW LENDER]

By:
Name:
Title:

Accepted as of

                ,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title: